Exhibit 2.02

INVESTMENT AGREEMENT

DATED AS OF JUNE 19, 2006

AMONG

ALBERTO-CULVER COMPANY,

NEW ARISTOTLE COMPANY,

SALLY HOLDINGS, INC.,

NEW SALLY HOLDINGS, INC.

AND

CDRS ACQUISITION LLC

Table of Contents

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Table of Contents

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EXHIBITS

Exhibit A -     Separation Agreement

Exhibit B -     Form of Amended and Restated Certificate of Incorporation of New Sally Holdings, Inc.

Exhibit C -     Form of Amended and Restated By-laws of New Sally Holdings, Inc.

Exhibit D -    Tax Allocation Agreement

Exhibit E -     Employee Matters Agreement

Exhibit F -     Form of Stockholders Agreement

Exhibit 2.4     Investor Share Number Calculation

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT, dated as of June 19, 2006 (this “Agreement”), among ALBERTO-CULVER COMPANY, a Delaware corporation (“Alberto-Culver”), NEW ARISTOTLE COMPANY, a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of New Sally (“Merger Sub”), SALLY HOLDINGS, INC., a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Alberto-Culver (“Sally”), NEW SALLY HOLDINGS, INC., a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Alberto-Culver (“New Sally”), and CDRS ACQUISITION LLC, a Delaware limited liability company (“Investor” and, collectively with Alberto-Culver, Sally and New Sally, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of Alberto-Culver deems it advisable and in the best interests of Alberto-Culver and its stockholders that the following transactions be consummated: (a) the merger (the “Alberto-Culver Merger”) of Merger Sub with and into Alberto-Culver, whereby each share of common stock, $0.22 par value per share, of Alberto-Culver (the “Alberto-Culver Common Stock”), will be converted into one share of common stock, par value $0.01 per share, of New Sally (the “New Sally Common Stock”), Alberto-Culver will be the surviving corporation and Alberto-Culver will become a wholly-owned subsidiary of New Sally; (b) immediately after the effective time of the Alberto-Culver Merger, the conversion (the “Alberto-Culver Conversion”) of Alberto-Culver into a limited liability company organized under the laws of the State of Delaware (“New Alberto-Culver LLC”), whereby the outstanding shares of Alberto-Culver will be converted into membership interests in New Alberto-Culver LLC; (c) the distribution by New Alberto-Culver LLC of all of the outstanding shares of common stock, no par value, of Sally, to New Sally (the “Sally Distribution”); (d) the contribution (the “Alberto-Culver Contribution”) by New Sally of all of the membership interests of New Alberto-Culver LLC to New Aristotle Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of New Sally (“New Alberto-Culver”); (e) the issuance and sale (the “Share Issuance”) to Investor of a number of shares of New Sally Class A common stock, $0.01 par value per share (“New Sally Class A Common Stock”) equal to the Investor Share Number; (f) the distribution (the “Share Distribution”) of all of the issued and outstanding shares of common stock of New Alberto-Culver (“New Alberto-Culver Common Stock”) on a pro rata basis to the holders of record of New Sally Common Stock upon the terms and subject to the conditions set forth in the Separation Agreement, dated as of the date hereof between Alberto-Culver, New Sally, Sally and New Alberto-Culver and attached as Exhibit A (the “Separation Agreement”); and (g) prior to the Share Distribution, the payment by New Sally of a special cash dividend to holders of record of New Sally Common Stock upon the terms and subject to the conditions set forth in the Separation Agreement in the amount of $25.00 per share of New Sally Common Stock (the “Cash Distribution”, together with the Share Distribution, the

“Distributions”) (the transactions described in the foregoing clauses (a) through (g) the “Closing Transactions,” and together with the other transactions contemplated hereby, the “Transactions”);

WHEREAS, for United States federal income tax purposes, it is intended that the (a) Alberto-Culver Merger and the Alberto-Culver Conversion shall qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as a plan of reorganization, (b) the Alberto-Culver Contribution and the Share Distribution shall qualify as a reorganization under Section 368(a)(1)(D) of the Code and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code and (c) the Cash Distribution will constitute a distribution taxable under Sections 301 and 356(b) of the Code; and

WHEREAS, Alberto-Culver, Sally, New Sally and Investor desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe the various conditions to the Transactions; and

WHEREAS, to induce Investor to enter into this Agreement, certain stockholders of Alberto-Culver are, simultaneously with the execution and delivery of this Agreement, entering into a support agreement with Investor (the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth in this Agreement or, when so indicated, in the applicable Transaction Agreement. As used in this Agreement:

(a) “Affiliate” means (except as specifically otherwise defined), with respect to any specified Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(b) “Alberto-Culver Group” means New Alberto-Culver, Alberto-Culver and each of the Alberto-Culver Subsidiaries.

(c) “Applicable Laws” means all applicable laws, statutes, ordinances, orders, decrees, rules, regulations, policies or guidelines promulgated, or judgments, decisions, orders or arbitration awards entered, by any Governmental Entity.

(d) “Board of Directors” means the board of directors of any specified Person.

(e) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(f) “CD&R” means Clayton, Dubilier & Rice, Inc., a Delaware corporation and the manager of the Equity Fund.

(g) “Diversion” means the sale of professional beauty products by any Person (the “Selling Person”) to (i) any Person that has not been designated by the manufacturer of such professional beauty products as an approved outlet (an “Unapproved Outlet”) or (ii) any Person that the Selling Person knows will resell or knows is reasonably likely to resell such professional beauty products to an Unapproved Outlet.

(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i) An “ERISA Affiliate” when used with respect to any Person, means any trade or business, whether or not incorporated, that, together with such Person, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA.

(j) “Form 10” means the registration statement with respect to the shares of New Alberto-Culver Common Stock to be distributed in the Share Distribution.

(k) “GAAP” means United States generally accepted accounting principles, consistently applied.

(l) “Known” or “Knowledge” means, (i) with respect to New Sally, Alberto-Culver or Sally, the actual knowledge of any of the persons set forth on Section 1.1(j) of the Alberto-Culver Disclosure Schedule and (ii) with respect to Investor, the actual knowledge of any of the persons listed as officers in the Limited Liability Company Agreement of Investor, dated as of June 8, 2006 and delivered to Alberto-Culver prior to the date hereof (without giving effect to any amendments thereto).

(m) “Limited Guarantee” means the Limited Guarantee, dated as of the date hereof, by the Equity Fund as guarantor in favor of Alberto-Culver as the guaranteed party.

(n) “Material Adverse Effect” means, with respect to any Person, any effect, change, circumstance or development that, individually or in the aggregate with other such effects, changes, circumstances or developments, is both material and adverse to (i) the ability of such Person to consummate the Transactions or (ii) the business, financial condition, operations, results of operations, properties, assets or liabilities of such Person and its Subsidiaries, taken as a whole, other than, in the case of this clause (ii), any effect, change, circumstance or development (A) resulting from the announcement of the execution of this Agreement or any of the Transaction Agreements or of the Transactions or, except with respect to the representations and warranties in Sections 4.1(b)(ii) and (iii), 4.2(c)(iii) and (iv), 4.3(c)(ii) and (iv), and 4.4(c)(ii) and (iii), any action taken in connection with the Transactions, (B) relating to any actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of such Person or any of its Subsidiaries with any supplier or group of suppliers, (C) relating to state, national or international political, social, general business or economic conditions (but only if such Person and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry), (D) relating in general to the industries in which such Person and its Subsidiaries operate (but only if such Person and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry), (E) relating to any action or omission of New Sally, Alberto-Culver, Sally, Investor or any Subsidiary of any of them taken with the express prior written consent of each of the other parties hereto, (F) relating to the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any other jurisdiction in which such Person or any of its Subsidiaries operates (but only if such Person and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry), (G) relating to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (H) relating to changes after the date hereof in United States GAAP or the accounting rules and regulations of the SEC or (I) relating to changes in Applicable Laws.

(o) A “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(p) “New Sally Substitute Option” means an option held by a Sally Employee to purchase New Sally Common Stock that was converted from an Alberto-Culver Stock Option pursuant to the terms of the Employee Matters Agreement.

(q) “NYSE” means The New York Stock Exchange, Inc.

(r) “Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(s) “Sally Distribution Time” means the time at which the distribution of Sally to New Sally is effective as determined by the Alberto-Culver Board of Directors.

(t) “Sally Group” means New Sally, Sally and each direct and indirect Subsidiary of Sally other than a member of the Alberto-Culver Group.

(u) “Sally Plan” means any employee benefit plan, program, policy, practice or other arrangement providing compensation or benefits to any current or former Sally Employee or any beneficiary or dependent thereof that is sponsored, maintained or contributed to by Alberto-Culver or Sally or any of its other ERISA Affiliates or other Subsidiaries or to which Alberto-Culver or any of its ERISA Affiliates or other Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, welfare, paid time off, bereavement, tuition, employee assistance, relocation, vacation, stock purchase, stock option, equity or equity-based compensation, severance, termination, employment, change of control or fringe benefit plan, program or agreement.

(v) “SEC” means the Securities and Exchange Commission.

(w) “Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

(x) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any tax, in any sense, including (i) any federal, state, municipal, county, local, foreign or other Governmental Entity net income, gross income, receipts, windfall profit, severance, real, personal, tangible, escheatable, unclaimed or abandoned property, goods and services, value added, estimated, capital stock, production, sales, use, license, excise, franchise, employment, unemployment, social security, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, including any fines, penalties or interest arising under ERISA; and (ii) any liability for payments of a type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group, or under a tax sharing, tax allocation, tax indemnity or other agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise; and (iii) any expenses or damages related to any liabilities described in clauses (i) and (ii).

(y) “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

(z) “Transaction Agreements” means collectively, the Separation Agreement, the Employee Matters Agreement, the Tax Allocation Agreement, the Stockholders Agreement, the Support Agreement, the Limited Guarantee and the other agreements, if any, entered into or to be entered into in connection with the Transactions.

(aa) “Transaction Fee” means an amount equal to $30,000,000.

Each of the following terms is defined in the Section of this Agreement or the agreement set forth opposite such term:

AC Certificate of Merger	3.2
AC Effective Time	3.2
Action	4.1(d)
Agreement	Preamble
Alberto-Culver	Preamble
Alberto-Culver Acquisition Agreement	6.5(a)
Alberto-Culver Acquisition Proposal	6.5(b)
Alberto-Culver Certificate of Conversion	3.2
Alberto-Culver Certificate of Formation	3.2
Alberto-Culver Certificate	3.5(b)
Alberto-Culver Common Stock	Recitals
Alberto-Culver Contribution	Recitals
Alberto-Culver Conversion	Recitals
Alberto-Culver Designees	6.2(a)
Alberto-Culver Disclosure Schedule	4.2
Alberto-Culver Filed SEC Reports	4.3(d)(iii)
Alberto-Culver Lookback Period	8.2(b)
Alberto-Culver Merger	Recitals
Alberto-Culver Necessary Consents	4.2(c)(iii)
Alberto-Culver Option Plans	4.2(b)(i)(B)
Alberto-Culver Recommendation	6.1(b)
Alberto-Culver Restricted Stock	4.2(b)(i)(A)
Alberto-Culver Restricted Stock Plans	4.2(b)(i)(A)
Alberto-Culver SEC Reports	4.2(d)(i)
Alberto-Culver Stock Options	4.2(b)(i)(B)
Alberto-Culver Stock Plans	4.2(b)(i)(B)
Alberto-Culver Stockholders Meeting	6.1(b)
Alberto-Culver Subsidiaries	Separation Agreement
Alberto-Culver Taxes	Tax Allocation Agreement
Alberto-Culver Transaction Approval	6.1(b)
Alberto-Culver Vote	6.1(b)
Alberto-Culver Voting Debt	4.2(b)(iii)
BSG	6.18(d)
Cash Distribution	Recitals

Change in the Alberto-Culver Recommendation	6.5(d)
Closing	2.2
Closing Date	2.2
Closing Transactions	Recitals
Code	Recitals
Confidentiality Agreement	6.3
Contract	4.1(b)(ii)
Conversion Effective Time	3.2
Debt Commitment Letter	4.1(f)
Debt Financing	4.1(f)
Debt Receipt Failure	8.2(f)
Distributions	Recitals
Distributions Time	Separation Agreement
DGCL	3.1(a)
DLLCA	3.1(b)
DOJ	6.4(b)
Environmental Laws	4.3(h)
Environmental Liabilities	4.3(h)
Equity Commitment Letter	4.1(f)
Equity Financing	4.1(f)
Equity Fund	4.1(f)
Estimated Pre-Closing Taxes	Tax Allocation Agreement
Estimated Required Retained Cash Amount	Separation Agreement
Exchange Act	4.1(b)(iii)
Exchange Agent	3.6(a)
Exchange Fund	3.6(a)
Expenses	6.6
Financing	4.1(f)
Force the Alberto-Culver Vote Notice	6.1(b)
Foreign Competition Laws	6.4(a)
Form S-4	6.1(a)
Governmental Entity	4.1(b)(iii)
Hazardous Materials	4.3(h)
HSR Act	4.1(b)(iii)
Indemnifiable Losses	Separation Agreement
Independent Director	6.2(a)
Information Statement	6.1(a)
Injunction	7.1(b)
Intellectual Property	4.3(i)
Investor	Preamble
Investor Designees	6.2(a)
Investor Necessary Consents	4.1(b)(iii)
Investor Share Number	Exhibit 2.4
Liens	4.1(b)(ii)
Merger Sub	Preamble
Merger Sub Common Stock	3.5(c)
New Alberto-Culver	Recitals
New Alberto-Culver Common Stock	Recitals
New Alberto-Culver LLC	Recitals
New Alberto-Culver Stock Options	Employee Matters Agreement
New Sally	Preamble
New Sally Class A Common Stock	Recitals
New Sally Common Stock	Recitals
New Sally Necessary Consents	4.4(c)(iii)
New Sally Prospectus	6.1(a)
New Sally Record Date	Separation Agreement
New Sally Voting Debt	4.4(b)(ii)
Parties	Preamble
Private Letter Ruling	7.1(g)(i)
Proxy Statement	6.1(a)
Purchase Price	2.1
Required Approvals	6.4(a)
Required Retained Cash Amount	Separation Agreement
Restricted Activities	6.13(a)(i)
Restricted Territories	6.13(a)(i)
Sally	Preamble
Sally Business	Separation Agreement
Sally Disclosure Schedule	4.3
Sally Distribution	Recitals
Sally Employee	Employee Matters Agreement
Sally Financial Statements	4.3(d)(i)
Sally Franchisees	4.3(p)(i)
Sally Material Contract	4.3(k)

Sally Necessary Consents	4.3(c)(iv)
Sally Permits	4.3(f)(ii)
Sally Significant Subsidiaries	4.3(a)(ii)
Sally UFOCs	4.3(p)(ii)
Sally Voting Debt	4.3(b)(ii)
SBC	6.18(e)
Selling Person	1.1(g)
Separation Agreement	Recitals
Share Distribution	Recitals
Share Issuance	Recitals
Shares	2.1
Stockholders Agreement	6.15
Surplus and Solvency Opinions	6.19
Superior Alberto-Culver Proposal	6.5(c)
Support Agreement	Recitals
Surviving Corporation	3.1(a)
Termination Agreement	4.3(l)(vi)
Termination Date	8.1(b)
Termination Fee	8.2(f)
Transactions	Recitals
True-Up Amount	Exhibit 2.4
Unapproved Outlet	1.1(g)
Valuation Firm	6.18
Valuation Firm Fees	6.18
Violation	4.1(b)(ii)

ARTICLE II

SHARE PURCHASE

Section 2.1 Share Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately after the Alberto-Culver Contribution, New Sally shall issue and sell to Investor and Investor shall purchase from New Sally a number of previously unissued New Sally Class A Common Stock determined in accordance with Section 2.4 (the “Shares”). In consideration for the issuance and sale of the Shares, and upon the terms and subject to the conditions of this Agreement, at the Closing, Investor shall pay, or cause to be paid to New Sally $575,000,000 (the “Purchase Price”).

Section 2.2 Closing. The closing of the Transactions (the “Closing”) will take place as soon as practicable, but in any event within three Business Days after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, unless another place is agreed to in writing by the parties hereto.

Section 2.3 Payment Terms. At the Closing, upon the terms and subject to the conditions of this Agreement (a) New Sally shall issue and deliver to Investor a certificate representing the Shares duly registered in the name of Investor and (b) Investor shall pay the Purchase Price provided for in Section 2.1 by wire transfer of immediately available funds to an account designated by New Sally at least two days prior to the Closing Date.

Section 2.4 Investor Share Number. During the two trading days prior to the Closing Date, Investor and Alberto-Culver mutually shall determine in good faith the Investor Share Number in a manner consistent with the terms and methodology set forth on Exhibit 2.4.

ARTICLE III

OTHER TRANSACTIONS, EXCHANGE OF SHARES, ETC.

Section 3.1 Other Transactions. The transactions set forth in this Section 3.1 shall take place in the order set forth below:

(a) The Alberto-Culver Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the AC Effective Time, Merger Sub shall be merged with and into Alberto-Culver in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). Alberto-Culver shall be the surviving corporation (the “Surviving Corporation”) in the Alberto-Culver Merger and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Alberto-Culver and Merger Sub in accordance with the DGCL. As a result of the Alberto-Culver Merger, Alberto-Culver shall become a wholly-owned subsidiary of New Sally.

(b) The Alberto-Culver Conversion. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the AC Effective Time, Alberto-Culver shall effect the Alberto-Culver Conversion pursuant to applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”). Following the Alberto-Culver Conversion, New Alberto-Culver LLC will be a limited liability company all of whose membership interests are held by New Sally and which is disregarded as an entity separate from New Sally for U.S. federal income tax purposes.

(c) The Sally Distribution. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the effectiveness of the Alberto-Culver Conversion, New Alberto-Culver LLC will distribute all of the outstanding shares of capital stock of Sally to New Sally. Following the Sally Distribution, all of the outstanding shares of capital stock of Sally will be owned by New Sally.

(d) The Alberto-Culver Contribution. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Sally Distribution, New Sally shall contribute all of the membership interests in New Alberto-Culver LLC to New Alberto-Culver. Following the Alberto-Culver Contribution, all of the outstanding membership interests in New Alberto-Culver LLC will be owned by New Alberto-Culver.

(e) Amended and Restated Certificate of Incorporation. Prior to the Distributions Time, and subject and pursuant to the terms and conditions of the Separation Agreement, New Sally, Alberto-Culver and New Alberto-Culver will cause New Alberto-Culver to file an amended and restated certificate of incorporation of New Alberto-Culver with the Secretary of State of the State of Delaware.

(f) Share Distribution and Cash Distribution. (i) Upon the terms and subject to the conditions of the Separation Agreement and this Agreement, following the Alberto-Culver Contribution and at the time established by the New Sally Board of Directors, New Sally will effect the Cash Distribution and the Share Distribution (in that order) by making the distributions contemplated by the Separation Agreement. Effective immediately following the Distributions Time, the Board of Directors of New Sally shall be reconstituted as contemplated by Section 6.2.

(ii) If the amount required to make the Cash Distribution exceeds $2,349,000,000, Alberto-Culver shall pay to New Sally prior to the Distributions Time by wire transfer of immediately available funds an amount equal to such excess in order to enable New Sally to make the Cash Distribution. If the Cash Distribution is less than $2,349,000,000, New Sally shall pay to Alberto-Culver at Closing by wire transfer of immediately available funds an amount equal to such shortfall.

Section 3.2 Effective Time of the Alberto-Culver Merger and the Alberto-Culver Conversion. Upon the terms and subject to the conditions of this Agreement, (a) with respect to the Alberto-Culver Merger, as soon as practicable after 10:00 a.m., local time, on the Closing Date the parties thereto shall file a certificate of merger (the “AC Certificate of Merger”) executed in accordance with, and containing such information as is required by, the DGCL, with the Secretary of State of the State of Delaware and (b) with respect to the Alberto-Culver Conversion, as soon as practicable on the Closing Date following the AC Effective Time, Alberto-Culver shall file a certificate of formation of New Alberto-Culver LLC (the “Alberto-Culver Certificate of Formation”) and a certificate of conversion (the “Alberto-Culver Certificate of Conversion”) executed in accordance with, and containing such information as is required by, the DGCL and the DLLCA with the Secretary of State of the State of Delaware. The Alberto-Culver Merger shall become effective at such time as the AC Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Alberto-Culver Merger becomes effective being hereinafter referred to as the “AC Effective Time”), and the Alberto-Culver Conversion shall become effective at such time as the Alberto-Culver Certificate of Conversion and the Alberto-Culver Certificate of Formation are duly filed with the Secretary of State of the State of Delaware (the time the Alberto-Culver Conversion becomes effective being hereinafter referred to as the “Conversion Effective Time”).

Section 3.3 Effects of the Alberto-Culver Merger and the Alberto-Culver Conversion. The Alberto-Culver Merger and the Alberto-Culver Conversion shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, respectively.

Section 3.4 Organizational Documents of Alberto-Culver and New Sally.

(a) (i) At the AC Effective Time, (A) the certificate of incorporation of Merger Sub, as in effect immediately prior to the AC Effective Time, shall be the certificate of incorporation of Alberto-Culver as the surviving corporation in the Alberto-Culver Merger and (B) the by-laws of Merger Sub, as in effect immediately prior to the AC Effective Time, shall be the by-laws of Alberto-Culver as the surviving corporation in the Alberto-Culver Merger, in each case until superseded by the Alberto-Culver Certificate of Formation filed as part of the Alberto-Culver Conversion; and

(ii) At the Conversion Effective Time, New Sally shall cause New Alberto-Culver LLC to adopt a limited liability company agreement.

(b) The parties shall take all appropriate action so that, at the AC Effective Time, (i) the certificate of incorporation of New Sally shall be in the form attached as Exhibit B hereto and (ii) the by-laws of New Sally shall be in the form attached as Exhibit C hereto.

Section 3.5 Effect on Capital Stock. At the AC Effective Time, by virtue of the Alberto-Culver Merger and without any action on the part of the holders of any capital stock of Merger Sub or Alberto-Culver:

(a) Each share of Alberto-Culver Common Stock issued and outstanding immediately prior to the AC Effective Time shall be automatically converted into one fully paid and nonassessable share of New Sally Common Stock.

(b) All shares of Alberto-Culver Common Stock converted into New Sally Common Stock pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate or book-entry credit previously evidencing any such shares of Alberto-Culver Common Stock (an “Alberto-Culver Certificate”) shall thereafter evidence only rights with respect to certificates representing the number of shares of New Sally Common Stock into which the shares of Alberto-Culver Common Stock formerly evidenced by such Alberto-Culver Certificate have been converted pursuant to this Section 3.5.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the AC Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Each share of New Sally Common Stock held by Alberto-Culver immediately prior to the AC Effective Time shall be cancelled and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

Section 3.6 Exchange of Shares.

(a) On or prior to the Closing Date, New Sally shall deposit, or shall cause to be deposited, with a bank or trust company appointed by New Sally prior to the Closing Date and reasonably acceptable to Investor (the “Exchange Agent”), for exchange in accordance with this Article III, certificates representing the shares of New Sally Common Stock to be issued pursuant to Section 3.5 and delivered pursuant to Section 3.6(b) in exchange for Alberto-Culver Certificates (such shares of New Sally Common Stock being hereinafter referred to as the “Exchange Fund”).

(b) New Sally shall instruct the Exchange Agent to deliver after the AC Effective Time, to each holder of record of New Sally Common Stock as of the AC Effective Time, upon surrender of such holder’s certificates representing shares of Alberto-Culver Common Stock, a certificate representing the number of shares of New Sally Common Stock into which such holder’s shares of Alberto-Culver Common Stock shall have been converted pursuant to the provisions of this Article III and the Alberto-Culver Certificate as converted shall forthwith be canceled.

(c) Other than the Cash Distribution and the Share Distribution, no dividends or other distributions will be declared on the New Sally Common Stock in connection with the Transactions. The shares of New Alberto-Culver Common Stock distributed in the Share Distribution and the Cash Distribution shall be held by the Exchange Agent pursuant to Article III of the Separation Agreement.

(d) All shares of New Sally Common Stock issued upon conversion of Alberto-Culver Common Stock in accordance with the terms of this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Alberto-Culver Common Stock converted in the Alberto-Culver Merger in accordance with Section 3.5. At the AC Effective Time, there shall be no further transfers on the stock transfer books of Alberto-Culver of the shares of Alberto-Culver Common Stock that were issued and outstanding immediately prior to the AC Effective Time.

(e) Any portion of the Exchange Fund that remains unclaimed by holders of Alberto-Culver Common Stock entitled thereto for twelve months after the AC Effective Time shall be delivered to New Sally, and any holders of record of Alberto-Culver Common Stock as of the AC Effective Time who have not theretofore complied with this Article III shall thereafter look only to New Sally for payment of the shares of New Sally Common Stock and any unpaid dividends and distributions on New Sally Common Stock deliverable in respect of each share of Alberto-Culver Common Stock formerly evidenced by such Alberto-Culver Certificates as determined pursuant to this

Agreement, without any interest thereon, and New Sally shall not charge such holders in connection with the delivery of such shares of New Sally Common Stock and cash. Any such portion of the Exchange Fund remaining unclaimed by holders of Alberto-Culver Common Stock entitled thereto five years after the AC Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Laws, become the property of New Sally free and clear of any claims or interest of any Person previously entitled thereto.

(f) None of New Sally, Alberto-Culver, New Alberto-Culver, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of Alberto-Culver Common Stock as of the AC Effective Time for any shares of New Sally Common Stock and any dividend or other distribution with respect thereto delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

Section 3.7 Directors and Officers of New Sally and Alberto-Culver.

(a) Alberto-Culver. The officers of Alberto-Culver at the AC Effective Time shall be the initial officers of the Surviving Corporation and the directors of Alberto-Culver at the AC Effective Time shall be the initial directors of the Surviving Corporation until such time as their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-laws of the Surviving Corporation or as otherwise provided by Applicable Law.

(b) New Sally. The officers and directors of New Sally at the AC Effective Time shall be the officers and directors of Alberto-Culver immediately prior to the AC Effective Time, until such officers and directors are duly changed pursuant to Section 6.2.

Section 3.8 Post-Transaction Matters.

(a) Name. Immediately prior to the AC Effective Time, New Sally’s name shall be changed to a name determined by Investor, and prior to the Share Distribution, New Alberto-Culver’s name will be changed to “Alberto-Culver Company.”

(b) Principal Corporate Offices. New Sally’s headquarters and principal corporate offices immediately following the Transactions shall be at the current Sally headquarters in Denton, Texas, and New Alberto-Culver’s headquarters and principal corporate offices shall be the current Alberto-Culver headquarters and principal corporate offices in Melrose Park, Illinois.

(c) Ticker Symbol. The Parties shall use their reasonable best efforts to cause New Alberto-Culver to have the NYSE ticker symbol “ACV”.

Section 3.9 New Sally Options. At the AC Effective Time, each Alberto-Culver Stock Option shall be converted into a New Sally Option in accordance with the terms set forth in the Employee Matters Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Investor. Investor represents and warrants to New Sally, Alberto-Culver and Sally as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) as follows:

(a) Organization, Standing and Power. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Investor has delivered to Alberto-Culver prior to the date hereof true, correct and complete copies of Investor’s Certificate of Formation and Limited Liability Company Agreement, which has not been amended or terminated since the date of such delivery. Investor has not conducted any business prior to the date hereof and has no, and prior to the Closing Date will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. Investor does not own beneficially or of record any shares of capital stock of Alberto-Culver.

(b) Authority; No Conflicts.

(i) Investor has all requisite limited liability company power and authority to enter into this Agreement and the Transaction Agreements with respect to which Investor is contemplated thereby to be a party and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Agreements with respect to which Investor is contemplated thereby to be a party by Investor and the consummation by Investor of the Transactions have been duly authorized by all necessary limited liability company action on the part of Investor. This Agreement has been, and the Transaction Agreements with respect to which Investor is contemplated thereby to be a party will be, duly executed and delivered by Investor and, assuming the due authorization and valid execution and delivery of this Agreement or the applicable Transaction Agreement with respect to which Investor is contemplated thereby to be a party by the other parties hereto and thereto, as applicable, constitutes or will constitute a valid and binding agreement of Investor, enforceable against Investor in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement by Investor does not, the execution and delivery by Investor of the Transaction Agreements with respect to which Investor is contemplated thereby to be a party will not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of any material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), “put” or “call” right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) (with or without notice or lapse of time, or both) under: (A) any provision of the organizational documents of Investor or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Investor, subject to obtaining or making Investor Necessary Consents, (1) any loan or credit agreement, note, instrument, mortgage, bond, indenture real estate or other lease or sublease, benefit plan, license, sublicense, memorandum of understanding, sales order, purchase order, open bid or other contract, agreement or obligation, in each case, including all amendments, modifications and supplements thereto and waivers and consents thereunder (a “Contract”) to which Investor or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or (2) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Investor or any Subsidiary of Investor or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, board, commission or other authority thereof, any arbitral tribunal, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by or with respect to Investor or any Subsidiary of Investor in connection with the execution and delivery of this Agreement and the Transaction Agreements with respect to which Investor is contemplated thereby to be a party by Investor or the consummation by Investor of the Transactions, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) state securities or “blue sky” laws, (C) the Securities Act, (D) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) the rules and regulations of the NYSE, (F) antitrust or other competition laws of other jurisdictions and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Investor. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as the “Investor Necessary Consents”.

(c) Information Supplied.

(i) None of the information supplied or to be supplied by Investor specifically for inclusion or incorporation by reference in (A) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) the Proxy Statement will, on the date it is first mailed to Alberto-Culver stockholders and at the time of the Alberto-Culver Stockholders Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Form 10 will, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 4.1(c), no representation or warranty is made by Investor with respect to statements made or incorporated by reference in the Form S-4, Form 10 or the Proxy Statement based on information supplied by or on behalf of Alberto-Culver or Sally for inclusion or incorporation by reference therein.

(d) Litigation; Compliance with Laws. (i) There is no suit, action, arbitration, proceeding, claim, charge, regulatory or accrediting agency investigation or other proceeding (an “Action”) pending or, to the Knowledge of Investor, threatened against Investor or any property or asset of Investor or any Subsidiary of Investor which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Investor, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Investor or any Subsidiary of Investor which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Investor.

(ii) None of Investor or any of its Subsidiaries is in violation of, and Investor and its Subsidiaries have not received since Investor’s inception any written notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Investor.

(e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of Investor or any of its Affiliates, except Merrill Lynch & Co., Inc., whose fees and expenses shall be paid in accordance with Section 6.6.

(f) Financing. Concurrently with the execution of this Agreement, Investor has delivered correct and complete copies of (i) an executed commitment letter, dated the date hereof (the “Equity Commitment Letter”), from Clayton, Dubilier & Rice Fund VII, L.P. (the “Equity Fund”) to provide equity financing in an aggregate amount of $575 million to fund the Purchase Price (the “Equity Financing”), (ii) an executed commitment letter, dated the date hereof (the “Debt Commitment Letter”), from Merrill Lynch Capital Corporation and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., to provide Sally, New Sally and/or one or more of their respective Subsidiaries $1.85 billion in debt financing (the “Debt Financing” and the Debt Financing together with the Equity Financing being collectively referred to as the “Financing”) and (iii) an executed copy of the Limited Guarantee. Subject to the terms and conditions of the Equity Commitment Letter and the Debt Commitment Letter, the Financing, when funded in accordance with the Equity Commitment Letter and the Debt Commitment Letter, will provide financing sufficient to pay the Cash Distribution, all other amounts called for to be paid or repaid under Section 6.14 (whether payable on or after the Closing), the fees and expenses of the Transactions to be borne by Sally and New Sally pursuant to Section 6.6, the Transaction Fee and all of Investor’s fees and expenses associated with the Transactions. As of the date hereof, the Equity Commitment Letter in the form so delivered is, and to the Knowledge of Investor, the Debt Commitment Letter and the Limited Guarantee are valid, binding and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Investor under any term or condition of the Equity Commitment Letter, the Debt Commitment Letter or the Limited Guarantee. There are no conditions precedent or other contractual contingencies to Investor’s right to require the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Commitment Letter or the Debt Commitment Letter. As of the date of this Agreement, assuming the accuracy of the representations set forth in Sections 4.2, 4.3 and 4.4, Investor does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Investor or New Sally, Sally or one or more of their Subsidiaries, as applicable, on the Closing Date.

(g) Acquisition for Investment. Investor is acquiring the Shares being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Investor has no present intention or plan to effect any distribution of shares of New Sally Common Stock; provided, however; that the disposition of such Investor’s property shall at all times be and remain within its control and subject to the provisions of this Agreement and the Transaction Agreements.

(h) No Plan Assets. Neither the Investor nor the Equity Fund is (i) an “employee benefit plan” as defined in ERISA which is subject to Title I of ERISA; (ii) a “plan” as defined in and subject to Section 4975 of the Code; (iii) a foreign, governmental or church plan which is subject to any other federal, foreign, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code; or (iv) an entity whose assets are treated, by application of Department of Labor Regulation Section 2510.3-101 or, in the case of a plan described in clause (iii), other Applicable Law, as assets of any such employee benefit plan or plan by reason of such employee benefit plan’s or plan’s investment in the Investor or Equity Fund. Upon request of an agent of Sally, the Investor or Equity Fund will provide Sally with an opinion of Debevoise & Plimpton LLP or other nationally recognized ERISA counsel evidencing the satisfaction of the representation described in the previous sentence.

(i) No Investment Company. Investor is not, and after giving effect to the Share Issuance will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 4.2 Representations and Warranties of Alberto-Culver. Except as set forth in the Alberto-Culver Disclosure Schedule delivered to Investor prior to the execution of this Agreement (the “Alberto-Culver Disclosure Schedule”) (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty of Alberto-Culver herein and any disclosure in such section qualifies any other representation and warranty of Alberto-Culver or Sally contained herein to which its application or relevance is reasonably apparent on its face), Alberto-Culver represents and warrants to Investor as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) as follows:

(a) Organization. (i) As of the date hereof Alberto-Culver is and at all times until the Conversion Effective Time, Alberto-Culver will be a corporation. Alberto-Culver is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Alberto-Culver and the Alberto-Culver Subsidiaries is duly qualified and in good standing under the laws of its jurisdiction of incorporation or organization, and each of Alberto-Culver and the Alberto-Culver Subsidiaries has the requisite power and authority to do business in each jurisdiction in which the property owned, leased or operated by the Sally Business or the nature of the Sally Business makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally. True, correct and complete copies of the Certificate of Incorporation and By-laws of Alberto-Culver in effect on the date hereof are attached to Section 4.2(a)(i) of the Alberto-Culver Disclosure Schedule.

(ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Prior to the Alberto-Culver Merger, Merger Sub will not have conducted any operations and will have no assets or liabilities other than those incident to Merger Sub’s formation and those pursuant to this Agreement and the Transactions. True, correct and complete copies of the Certificate of Incorporation and By-laws of Merger Sub in effect on the date hereof are attached as Section 4.2(a)(ii) of the Alberto-Culver Disclosure Schedule.

(b) Capital Structure.

(i) (A) As of the date hereof, the authorized capital stock of Alberto-Culver consists of 300,000,000 shares of Alberto-Culver Common Stock. As of the close of business on June 15, 2006, 92,880,421 shares of Alberto-Culver Common Stock were issued and outstanding, including 215,779 shares of restricted Alberto-Culver Common Stock (“Alberto-Culver Restricted Stock”) issued under the Alberto-Culver 2003 Restricted Stock Plan or the Alberto-Culver 1994 Restricted Stock Plan (collectively, the “Alberto-Culver Restricted Stock Plans”) and the Alberto-Culver Management Bonus Plan. As of the close of business on June 15, 2006, 5,589,866 shares of Alberto-Culver Common Stock were held in treasury by Alberto-Culver.

(B) As of the close of business on June 15, 2006, (1) 7,127,615 shares of Alberto-Culver Common Stock were available for issuance upon exercise of outstanding options to purchase Alberto-Culver Common Stock (“Alberto-Culver Stock Options”) under the Alberto-Culver Employee Stock Option Plan of 2003, the Alberto-Culver 2003 Stock Option Plan for Non-Employee Directors, the Alberto-Culver 1994 Stock Option Plan for Non-Employee Directors and the Alberto-Culver Employee Stock Option Plan of 1988 (together with the Alberto-Culver Restricted Stock Plans, the “Alberto-Culver Option Plans”), (2) 3,734,408 shares of Alberto-Culver Common Stock were available for additional grants under the Alberto-Culver Option Plans and (3) 651,454 shares of Alberto-Culver Common Stock were available under registration statements declared effective under the Securities Act for the Alberto-Culver 1994 Shareholder Value Incentive Plan, the Alberto-Culver Management Bonus Plan, the Alberto-Culver Management Incentive Plan and the Alberto-Culver Deferred Compensation Plan for Non-Employee Directors (together with the Alberto-Culver Option Plans, the “Alberto-Culver Stock Plans”).

(ii) As of the close of business on June 15, 2006, except as set forth in clause (i), there are no shares of Alberto-Culver Common Stock issued, available, reserved for issuance or outstanding and, except as set forth in the Alberto-Culver Stock Plans, there are not any contractual rights the value of which is determined in whole or in part by the value of the capital stock of Alberto-Culver. Other than the Alberto-Culver

Stock Plans and except as contemplated by this Agreement and the Transaction Agreements, there are no Contracts, plans or arrangements that provide for the issuance, award or granting of (A) capital stock, options, warrants or other rights to acquire capital stock of Alberto-Culver or (B) stock appreciation rights or other contractual rights, the value of which is determined in whole or in part by the value of the capital stock of Alberto-Culver. Since June 15, 2006 to the date of this Agreement, no shares of capital stock of Alberto-Culver or any other securities of Alberto-Culver have been issued other than shares of Alberto-Culver Common Stock issued pursuant to options or rights outstanding as of June 15, 2006 under the Alberto-Culver Stock Plans. All issued and outstanding shares of capital stock of Alberto-Culver are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Alberto-Culver is entitled to preemptive rights. There are outstanding as of the date hereof, and except as contemplated by this Agreement and the Transaction Agreements, there will be outstanding at the Closing Date, no options, warrants or other rights to acquire capital stock of Alberto-Culver other than under the Alberto-Culver Stock Plans. Section 4.2(b)(ii) of the Alberto-Culver Disclosure Schedule sets forth a true, correct and complete list as of June 15, 2006 of all outstanding Alberto-Culver Stock Options and the exercise prices thereof that are expected as of the date hereof to become New Sally Substitute Options.

(iii) No bonds, debentures, notes or other indebtedness of Alberto-Culver having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Alberto-Culver may vote (“Alberto-Culver Voting Debt”) are issued or outstanding.

(iv) Except as set forth in clause (i) and except as contemplated by this Agreement and the Transaction Agreements, as of the date of this Agreement, there are no, and as of the Closing Date there will not be any, securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Alberto-Culver or any of its Subsidiaries is a party or by which any of them is bound obligating Alberto-Culver or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Alberto-Culver or any of its Subsidiaries, Alberto-Culver Voting Debt, Alberto-Culver Common Stock or other voting securities of Alberto-Culver or any of its Subsidiaries or obligating Alberto-Culver or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as provided under the Alberto-Culver Stock Plans and except as contemplated by this Agreement and the Transaction Agreements, as of the date of this Agreement, there are no, and as of the Closing Date there will not be any, outstanding obligations of Alberto-Culver or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Alberto-Culver or any of its Subsidiaries.

(v) Other than the Contracts contemplated to effect the Transactions, there are no stockholder agreements, voting trusts or other Contracts to which Alberto-Culver is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Alberto-Culver.

(vi) The authorized capital stock of Merger Sub consist of 1,000 shares of Merger Sub Common Stock, all of which are owned beneficially and of record by New Sally and are validly issued, fully paid and nonassessable.

(c) Authority; No Conflicts.

(i) Alberto-Culver has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements with respect to which Alberto-Culver is contemplated thereby to be a party and to consummate the Transactions, subject to obtaining the approvals described in clauses (A) and (B) and the further action of the Board of Directors of Alberto-Culver, and, after the Alberto-Culver Merger, the holders of capital stock or membership interests of Alberto-Culver to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement and provided that the approval by the Board of Directors of Alberto-Culver and holders of capital stock or membership interests of Alberto-Culver with respect to such transactions are subject to the satisfaction of the conditions in the Separation Agreement and this Agreement. The execution and delivery of this Agreement and the Transaction Agreements with respect to which Alberto-Culver is contemplated thereby to be a party by Alberto-Culver and the consummation by Alberto-Culver of the Transactions have been duly authorized by all necessary corporate action on the part of Alberto-Culver, subject to obtaining the Alberto-Culver Transaction Approval and the further action of the Board of Directors of Alberto-Culver, and, after the Alberto-Culver Merger, the holders of capital stock or membership interests of Alberto-Culver to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement. The only votes of the holders of capital stock (at any time any shares of such stock are held by any Person other than a member of the Alberto-Culver Group or the Sally Group) or other securities of Alberto-Culver necessary in connection with the Transactions are (A) the approval of the Share Issuance by the affirmative vote of a majority of the shares of Alberto-Culver Common Stock represented at the Alberto-Culver Stockholders Meeting and entitled to vote (provided that a majority of the shares of Alberto-Culver Common Stock entitled to vote is represented in person or by proxy at such meeting) and (B) the adoption of the Alberto-Culver Merger by the affirmative vote of a majority of the outstanding shares of Alberto-Culver Common Stock, it being understood and agreed that notwithstanding the foregoing, the parties have made it a condition to their respective obligations to effect the Transactions that the Alberto-Culver Transaction Approval has been obtained. This Agreement has been, and the Transaction Agreements with respect to which Alberto-Culver is contemplated thereby to be a party will be, duly executed and delivered by

Alberto-Culver and, assuming the due authorization and valid execution and delivery of this Agreement and the Transaction Agreements with respect to which Alberto-Culver is contemplated thereby to be a party by the other parties hereto and thereto, as applicable (other than Merger Sub, New Sally and Sally), constitute or will constitute valid and binding agreements of Alberto-Culver, enforceable against Alberto-Culver in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements with respect to which Merger Sub is contemplated thereby to be a party and to consummate the Transactions, subject to the adoption of this Agreement by New Sally as the sole stockholder of Merger Sub. The execution and delivery of this Agreement and the Transaction Agreements with respect to which Merger Sub is contemplated thereby to be a party by Merger Sub and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, subject to the adoption of this Agreement by New Sally as the sole stockholder of Merger Sub. This Agreement has been, and the Transaction Agreements with respect to which Merger Sub is contemplated thereby to be a party will be, duly executed and delivered by Merger Sub and, assuming the due authorization and valid execution and delivery of this Agreement or the applicable Transaction Agreement with respect to which Merger Sub is contemplated thereby to be a party by the other parties hereto and thereto (other than Alberto-Culver, New Sally and Sally), as applicable, constitutes or will constitute a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii) The execution and delivery by Alberto-Culver and Merger Sub of this Agreement does not, the execution and delivery by Alberto-Culver and Merger Sub of the Transaction Agreements with respect to which Alberto-Culver or Merger Sub, as the case may be, is contemplated thereby to be a party will not, and the consummation by Alberto-Culver or Merger Sub, as the case may be, of the transactions will not result in a Violation (with or without notice or lapse of time, or both) under: (A) any provision of the Certificate of Incorporation or By-laws of Alberto-Culver or Merger Sub or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally, or to have a material adverse effect on the ability of Alberto-Culver or Merger Sub to consummate the Transactions, subject to obtaining or making the Alberto-Culver Necessary Consents, (1) any Contract to

which Alberto-Culver, Sally or any of their respective Subsidiaries is a party or by which any of their respective properties or assets is bound or (2) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Alberto-Culver, Sally or any Subsidiary of Alberto-Culver or Sally or their respective properties or assets.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to Alberto-Culver in connection with the execution and delivery of this Agreement and the Transaction Agreements with respect to which Alberto-Culver is contemplated thereby to be a party by Alberto-Culver or the consummation by Alberto-Culver of the Transactions, except for those required under or in relation to (A) the HSR Act, (B) state securities or “blue sky” laws, (C) the Securities Act, (D) the Exchange Act, (E) filings under the DGCL and the Delaware Limited Liability Company Act to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement, (F) the rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions, (H) obtaining the approvals described in Section 4.2(c)(i)(A) and (B) and further actions by the Boards of Directors of the applicable members of the Alberto-Culver Group and the Sally Group and the holders of securities thereof to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement (including the Share Issuance) and provided that the approval by such applicable Boards of Directors and such securities holders with respect to such transactions are subject to the satisfaction of the conditions in the Separation Agreement and this Agreement, and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally or to have a material adverse effect on the ability of Alberto-Culver to consummate the Transactions. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) are hereinafter referred to as the “Alberto-Culver Necessary Consents”.

(v) The Board of Directors of Alberto-Culver, by resolution duly adopted at a meeting duly called and held and, other than as provided in Section 6.5(d), not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are advisable and in the best interests of Alberto-Culver and its stockholders and (ii) resolved to recommend to the stockholders of Alberto-Culver that the stockholders of Alberto-Culver approve the Transactions. No “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation under Delaware law or any anti-takeover provision in the Certificate of Incorporation of Alberto-Culver, By-laws of Alberto-Culver or other similar organizational documents of Alberto-Culver is, or at the Closing Date will be, applicable to the Transactions.

(d) Reports and Financial Statements.

(i) All of the registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Alberto-Culver and its Subsidiaries with the SEC since October 1, 2003 (collectively, including all exhibits thereto, the “Alberto-Culver SEC Reports”) at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes Act and the NYSE and the rules and regulations promulgated thereunder, as applicable, and none of such Alberto-Culver SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All Alberto-Culver SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Alberto-Culver SEC Report), complied as to form in all material respects to the extent in effect at the time of filing, with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes Act and the NYSE and the rules and regulations promulgated thereunder.

(ii) Each of the principal executive officer of Alberto-Culver and the principal financial officer of Alberto-Culver (or each former principal executive officer of Alberto-Culver and each former principal financial officer of Alberto-Culver, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Act with respect to the Alberto-Culver SEC Reports and the statements contained in such certifications are true, complete and correct. For purposes of this Section 4.2(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(iii) Alberto-Culver and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Alberto-Culver (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Alberto-Culver (with respect to Sally and its Subsidiaries) in the reports that Alberto-Culver files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Alberto-Culver’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Alberto-Culver required under the Exchange Act with respect to such reports and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof to its auditors and the audit committee of its Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of Alberto-Culver’s internal controls over financial reporting (with respect to members of the Sally Group) that are reasonably likely to adversely affect in any material respect Alberto-Culver’s ability to record, process, summarize and report financial information (with respect to members of the Sally Group) and (y) any fraud, whether or not material, that involves management or other employees of members of the Sally Group who have a significant role in Alberto-Culver’s internal controls over financial reporting. Alberto-Culver and Sally have made available to Investor any such disclosure related to members of the Sally Group made by management to Alberto-Culver’s auditors and the audit committee of Alberto-Culver’s Board of Directors.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Alberto-Culver for inclusion or incorporation by reference in (A) the Form S-4 will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) the Proxy Statement will, on the date it is first mailed to Alberto-Culver stockholders and at the time of the Alberto-Culver Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Form 10 will, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 4.2(e), no representation or warranty is made by Alberto-Culver with respect to statements made or incorporated by reference in the Form S-4, the Form 10 or the Proxy Statement based on information supplied by or on behalf of Investor for inclusion or incorporation by reference therein.

(f) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of Alberto-Culver or any of its Subsidiaries, except Goldman, Sachs & Co., whose fees and expenses shall be paid in accordance with Section 6.6.

(g) Opinions of Alberto-Culver Financial Advisors. Alberto-Culver has received the opinion of Goldman, Sachs & Co., dated June 19, 2006, to the effect that, as of such date, the Purchase Price to be received by New Sally in payment of the Shares is fair, from a financial point of view, to New Sally.

(h) Taxes.

(i) All Tax Returns required to be filed with respect to Alberto-Culver or any of its Subsidiaries have been timely filed, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, and all such Tax Returns are complete and correct, except to the extent that such failures to file, to have extensions granted that remain in effect or to be complete or correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally. All material Taxes due with respect to Alberto-Culver and its Subsidiaries have been paid or accrued. Since the date of the most recent Alberto-Culver Filed SEC Reports, no Tax liability with respect to Alberto-Culver and its Subsidiaries has been incurred outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(ii) No deficiencies for any Taxes have been proposed, asserted or assessed in writing in respect of or against Alberto-Culver or any of its Subsidiaries that are not adequately reserved for on the books of Alberto-Culver, except for deficiencies that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Sally. The applicable statutes of limitations have expired for all Tax periods through 2001 for the U.S. federal income Tax Returns of Alberto-Culver and each of its Subsidiaries consolidated in such Tax Returns. Since October 1, 2000, no written claim has been made to Alberto-Culver or any of its Subsidiaries by a Governmental Entity in a jurisdiction where a member of the Sally Group does not file a Tax Return that such member of the Sally Group is or may be subject to a material Tax liability in that jurisdiction.

(iii) None of Alberto-Culver or its Subsidiaries has taken any action, and Alberto-Culver has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Transactions, taken together, from having the intended Tax consequences set forth in the recitals to this Agreement with respect to each of the Transactions.

(iv) None of Alberto-Culver or any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreements entered into after October 1, 2000 (other than the Tax Allocation Agreement and any agreements solely between or among Sally and its Subsidiaries) that could reasonably be expected to result in a material Tax liability to any member of the Sally Group.

(v) Other than with respect to the Share Distribution, within the past five years, none of Alberto-Culver or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(vi) No member of the Sally Group is obligated to make any payments, or is a party to any Contract or Sally Plan that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

(vii) No member of the Sally Group has agreed to make, or is required to make, any material adjustment affecting any open taxable year or period under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

(viii) Since October 1, 2000, no member of the Sally Group has been required to reallocate, or is subject to an IRS or other Governmental Entity challenge that would require the reallocation of, gross income, deductions, credits or allowances, or of any item or element affecting taxable income, by reason of Section 482 of the Code.

(ix) Neither Alberto-Culver nor any of its Subsidiaries has any material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Applicable Laws), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Alberto-Culver or any of its Subsidiaries.

(x) No member of the Sally Group has engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b) (not including Treasury Regulation Section 1.6011-4(b)(6)), or any transaction that is the same as or substantially similar to one of the types of transactions the IRS has identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

Section 4.3 Representations and Warranties of Alberto-Culver and Sally. Except as set forth in the Sally Disclosure Schedule delivered by Sally to Investor prior to the execution of this Agreement (the “Sally Disclosure Schedule”) (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty of Sally contained herein and any disclosure in such section qualifies any other representation and warranty of Alberto-Culver or Sally contained herein to which its application or relevance is reasonably apparent on its face), each of Sally and Alberto-Culver represent and warrant to Investor as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) as follows:

(a) Organization, Standing and Power; Subsidiaries.

(i) Sally is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each of the Subsidiaries of Sally is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, and Sally and each of its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Closing Date, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally, and each of Sally and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally. True, correct and complete copies of the Certificate of Incorporation and By-laws of Sally in effect on the date hereof are attached to Section 4.3(a)(i) of the Sally Disclosure Schedule.

(ii) Section 4.3(a)(ii) of the Sally Disclosure Schedule sets forth a list of all the Subsidiaries of Sally which as of the date of this Agreement would be Significant Subsidiaries of Sally (as defined in Rule 1-02(w) of Regulation S-X of the SEC) if the Share Distribution had occurred immediately prior to the date hereof (the “Sally Significant Subsidiaries”). All the outstanding shares of capital stock of, or other equity interests in, each such Sally Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Sally, free and clear of all material Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests, but excluding restrictions under the Securities Act). None of Sally or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries of Sally) that is or would reasonably be expected to be material to Sally and its Subsidiaries taken as a whole.

(b) Capital Structure.

(i) The authorized capital stock of Sally consists of 1,000 shares of Sally Common Stock, all of which are, as of the date hereof, and at all times prior to the Sally Distribution Time will be, owned of record and beneficially by a member of the Alberto-Culver Group or the Sally Group free and clear of any Liens. As of the date hereof there are no and as of the Closing Date there will be no other shares of capital stock or other equity securities of Sally that are authorized or outstanding. Immediately following the Sally Distribution all of the outstanding shares of Sally Common Stock will be owned of record and beneficially by New Sally, and no shares of Sally Common Stock will be held by Sally in its treasury. All issued and outstanding shares of Sally Common Stock are duly authorized, validly issued, fully paid and nonassessable, and the shares of Sally Common Stock are not entitled to preemptive rights. Except as contemplated by this Agreement and the Transaction Agreements, there are outstanding as of the date hereof and there will be outstanding at the Closing Date, no options, warrants, Contracts or other rights to acquire capital stock of Sally.

(ii) No bonds, debentures, notes or other indebtedness of Sally having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Sally may vote (“Sally Voting Debt”) are issued or outstanding.

(iii) Except as contemplated by this Agreement and the Transaction Agreements, as of the date of this Agreement, there are no, and except as provided for in or permitted by this Agreement or the Transaction Agreements, as of the Closing Date there will not be any, securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Sally or any of its Subsidiaries is a party or by which any of them is bound obligating Sally or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Sally or any of its Subsidiaries, Sally Voting Debt, Sally Common Stock or other voting securities of Sally or any of its Subsidiaries or obligating Sally or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no, and except as provided for in or permitted by this Agreement or the Transaction Agreements, as of the Closing Date there will not be any, outstanding obligations of Sally or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Sally or any of its Subsidiaries.

(iv) Other than the Contracts contemplated to effect the Transactions, there are no stockholder agreements, voting trusts or other Contracts to which Sally is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Sally.

(c) Authority; No Conflicts.

(i) Sally has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements with respect to which Sally is contemplated thereby to be a party and to consummate the Transactions, subject to the further action of the Board of Directors of Sally and the holders of capital stock of Sally to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement, and provided that the approval by the Board of Directors of Sally and the holders of capital stock of Sally with respect to such transactions are subject to the satisfaction of the conditions in the Separation Agreement and this Agreement. The execution and delivery of this Agreement and the Transaction Agreements with respect to which Sally is contemplated thereby to be a party by Sally and the consummation by Sally of the Transactions have been duly authorized by all necessary corporate action on the part of Sally, subject to the further action of the Board of Directors of Sally and the holders of capital stock of Sally to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement, and provided that the approval by the Board of Directors of Sally and the holders of capital stock of Sally with respect to such transactions are subject to the satisfaction of the conditions in the Separation Agreement and this Agreement. This Agreement has been, and the Transaction Agreements with respect to which Sally is contemplated thereby to be a party will be, duly executed and delivered by Sally and, assuming the due authorization and valid execution and delivery of this Agreement or the applicable Transaction Agreements with respect to which Sally is contemplated thereby to be a party by the other parties hereto and thereto, as applicable (other than Alberto-Culver, Merger Sub and New Sally), constitute or will constitute valid and binding agreements of Sally, enforceable against Sally in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery by Sally of this Agreement does not, the execution and delivery by Sally of the Transaction Agreements with respect to which Sally is contemplated thereby to be a party will not, and the consummation by Sally of the Transactions will not result in a Violation (with or without notice or lapse of time, or both) under: (A) any provision of the Certificate of Incorporation or By-laws or similar organizational documents of Sally or any Sally Significant Subsidiary or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally, subject to obtaining or making the Sally Necessary Consents, (1) any Contract to which Sally or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or (2) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sally or any Subsidiary of Sally or their respective properties or assets.

(iii) The Board of Directors of Sally, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (A) determined that this Agreement, the Transactions and the Transaction Agreements with respect to which Sally is contemplated thereby to be a party are advisable and in the best interests of Sally and its stockholder and (B) approved this Agreement, the Transactions contemplated hereby and by the Transaction Agreements.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to Sally or any Subsidiary of Sally in connection with the execution and delivery by Sally of this Agreement and the Transaction Agreements with respect to which Sally is contemplated thereby to be a party or the consummation by Sally of the Transactions, except for those required under or in relation to (A) the HSR Act, (B) state securities or “blue sky” laws, (C) the Securities Act, (D) the Exchange Act, (E) the rules and regulations of the NYSE, (F) antitrust or other competition laws of other jurisdictions, (G) obtaining the approvals described in Section 4.2(c)(i)(A) and (B) and further actions by the Boards of Directors of the applicable members of the Alberto-Culver Group and the Sally Group and the holders of securities thereof to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement, and provided that the approval by such applicable Boards of Directors and such securities holders with respect to such transactions are subject to the satisfaction of the conditions in the Separation Agreement and this Agreement, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) or set forth in Section 4.3(c)(iv) of the Sally Disclosure Schedule are hereinafter referred to as the “Sally Necessary Consents”.

(d) Reports and Financial Statements.

(i) As of the date hereof, neither Sally nor any of its Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC. Included in Section 4.3(d)(i) of the Sally Disclosure Schedule are (x) the consolidated balance sheets of Sally and its Subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of income, cash flows and stockholders equity for the fiscal years ended September 30, 2005 and 2004, in each case audited by Sally’s independent public accountants, whose report thereon is included therewith and (y) the consolidated balance sheet of Sally and its Subsidiaries as of December 31, 2005 and the related consolidated statements of income, cash flows and stockholders equity for the three-month period ended December 31, 2005 (such statements, together with the notes thereto, the “Sally Financial Statements”). Each of the Sally Financial Statements (including the related notes) fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Sally and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein (subject, in the case of unaudited statements, to year-end adjustments).

(ii) Each of the principal executive officer of Sally and the principal financial officer of Sally (or each former principal executive officer of Sally and each former principal financial officer of Sally, as applicable) have made quarterly back-up certifications to the principal executive officer of Alberto-Culver and the principal financial officer of Alberto-Culver necessary to allow such officers of Alberto-Culver to make all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Act with respect to the Alberto-Culver SEC Reports and the statements contained in such certifications of such officers of Sally are true, complete and correct. For purposes of this Section 4.3(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act and applying such terms to Sally as though it were a separate reporting company under the Exchange Act.

(iii) Except as disclosed in the Alberto-Culver SEC Reports filed after October 1, 2003 and publicly available prior to the date hereof (the “Alberto-Culver Filed SEC Reports”) or in the Sally Financial Statements, since December 31, 2005, Sally and its Subsidiaries have not incurred liabilities that are of a nature that would be required to be disclosed on a consolidated balance sheet of Sally and its Subsidiaries or in the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Sally specifically for inclusion or incorporation by reference in (A) the Form S-4 will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) the Proxy Statement will, on the date it is first mailed to Alberto-Culver stockholders and at the time of the Alberto-Culver Stockholders Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. and (C) the Form 10 will, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 4.3(e), no representation or warranty is made by Sally with respect to statements made or incorporated by reference in the Form S-4, the Form 10 or the Proxy Statement based on information supplied by or on behalf of Investor for inclusion or incorporation by reference therein.

(f) Litigation; Compliance with Laws.

(i) Except as set forth in the Alberto-Culver Filed SEC Reports, or in the Sally Financial Statements, there is no Action pending or, to the Knowledge of Sally, threatened against Alberto-Culver or any Subsidiary of Alberto-Culver or any property or asset of Alberto-Culver or any Subsidiary of Alberto-Culver which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sally, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Alberto-Culver or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sally.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally, members of the Sally Group hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the Sally Business (the “Sally Permits”), and no suspension or cancellation of any of the Sally Permits is pending or, to the Knowledge of Sally, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally. Members of the Sally Group are in compliance with the terms of the Sally Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally. None of Alberto-Culver or any of its Subsidiaries is in violation of, and Alberto-Culver and its Subsidiaries have not received since October 1, 2003 any written notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally.

(g) Absence of Certain Changes or Events. Except (i) as specifically contemplated or permitted by this Agreement, (ii) as set forth in the Alberto-Culver Filed SEC Reports or in the Sally Financial Statements or (iii) for changes resulting from the announcement of this Agreement or the Transactions, since December 31, 2005 through the date hereof, (A) members of the Sally Group have conducted their business only in the ordinary course, consistent with past practice, and (B) there has not been any event, change, circumstance or development (including any damage, destruction or loss whether or not covered by insurance) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Sally. Since December 31, 2005, through the date of this Agreement, except as set forth in the Alberto-Culver Filed SEC Reports or in the Sally Financial Statements, none of Alberto-Culver or any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 5.1 (other than a breach of Section 5.1(c) or (f) (in the case of Section 5.1(f), solely with respect to transactions between Sally and a wholly-owned Subsidiary of Sally or two wholly-owned

Subsidiaries of Sally)). Since October 1, 2003 and prior to the date of this Agreement, to the Knowledge of Alberto-Culver, members of the Sally Group have not engaged in any Diversion. Since October 1, 2003 through the date hereof, no supplier of any material quantity of professional beauty products to Sally and its Subsidiaries has cancelled, terminated or materially and adversely modified its supply relationship with Sally and its Subsidiaries.

(h) Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally: (i) the operations of members of the Sally Group have been and are in compliance with all applicable Environmental Laws and with all Sally Permits required by applicable Environmental Laws; (ii) there are no pending or, to the Knowledge of Sally, threatened, Actions under or pursuant to Environmental Laws against Sally, or other members of the Sally Group, or, to the Knowledge of Sally, any other Person whose Environmental Liabilities or any member of the Sally Group has or may have retained or assumed by contract or operation of law, or involving any real property currently or, to the Knowledge of Sally, formerly owned, operated or leased by any member of the Sally Group; and (iii) members of the Sally Group and, to the Knowledge of Sally, Persons whose Environmental Liabilities any member of the Sally Group has or may have retained or assumed by contract or operation of law are not subject to any Environmental Liabilities and, to the Knowledge of Sally, there are no facts, circumstances or conditions (including the presence, release or threatened release of Hazardous Materials at any location whether or not owned or operated by any member of the Sally Group) which would reasonably be expected to result in Environmental Liabilities for any member of the Sally Group, or, to the Knowledge of Sally, any other Person whose Environmental Liabilities any member of the Sally Group has or may have retained or assumed by contract or operation of law. The representations and warranties in this Section 4.3(h) constitute the sole representations and warranties of Alberto-Culver or Sally concerning environmental matters in this Agreement.

As used in this Agreement, “Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct, in each case, concerning pollution, Hazardous Materials (as defined below) or protection of human health or the environment, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (but solely as it relates to the exposure of Hazardous Materials) and the Oil Pollution Act of

1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, “Hazardous Materials” means all substances defined in, regulated under or for which liability is imposed by Environmental Laws, including Hazardous Substances, Oils, Pollutants or Contaminants as defined in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5., asbestos, mold, polychlorinated biphenyls and radioactive materials.

(i) Intellectual Property. Except as set forth in the Alberto-Culver Filed SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sally: (i) the members of the Sally Group own, or are licensed to use, all trademarks, copyrights, trade secrets and patents (“Intellectual Property”) used in the conduct of the Sally Business as currently conducted; (ii) to the Knowledge of Sally, all Intellectual Property owned by the members of the Sally Group is valid and enforceable and the use of any Intellectual Property by the members of the Sally Group does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any Person; (iii) to the Knowledge of Sally, the use by the members of the Sally Group of Intellectual Property which is licensed to any member of the Sally Group is in substantial accordance with the terms of the applicable license agreement pursuant to which the applicable member of the Sally Group acquired the right to use such Intellectual Property; (iv) to the Knowledge of Sally, no Person is infringing, misappropriating or otherwise violating any right of any member of the Sally Group with respect to any Intellectual Property owned by and/or exclusively licensed to any member of the Sally Group; (v) there is no claim or proceeding pending or, to the Knowledge of Sally, threatened against any member of the Sally Group challenging their respective use of Intellectual Property; and (vi) to the Knowledge of Sally, no Intellectual Property owned by any member of the Sally Group is being used by or enforced by any member of the Sally Group in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(j) Title to Properties; Assets/Services.

(i) Each member of the Sally Group has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good and valid title, or valid leaseholder interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sally.

(ii) Except (A) for the services described in Section 5.03(c) of the Separation Agreement and (B) as otherwise contemplated by this Agreement and the Transaction Agreements, including as permitted pursuant to Section 5.1, the properties, assets and rights owned, leased or licensed by the members of the Sally Group constitute all of the properties, assets and rights necessary to operate the Sally Business as currently conducted.

(iii) Since October 1, 2003 through the date hereof, (A) no material assets that relate primarily to the Sally Business have been transferred from any member of the Sally Group to any member of the Alberto-Culver Group and (B) no material liabilities, other than those liabilities that relate primarily to the Sally Business, have been transferred from any member of the Alberto-Culver Group to any member of the Sally Group.

(iv) As of the date hereof, (A) the members of the Alberto-Culver Group do not provide any material services to any member of the Sally Group and (B) there are no material assets and properties used by both a member of the Alberto-Culver Group and a member of the Sally Group.

(k) Certain Contracts. Except as filed as exhibits to the Alberto-Culver Filed SEC Documents, as of the date hereof, no member of the Sally Group is a party to or bound by any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC and applying such term to Sally as though it were a separate reporting company under the Exchange Act for purposes of this Section 4.3(k)) (other than such Contracts that are compensatory Contracts with or with respect to officers or directors of Sally or any Sally Employee), (ii) materially limits or otherwise materially restricts any member of the Sally Group or that would, after the Closing Date, to the Knowledge of Sally, materially limit or otherwise materially restrict Investor or any of its Subsidiaries or any successor thereto, from engaging or competing in any material line of business in any geographic area or that contains exclusivity or non-solicitation provisions with respect to customers or suppliers, (iii) limits the ability of any member of the Sally Group to incur indebtedness or pay dividends, (iv) requires aggregate payments by any member of the Sally Group in excess of $10,000,000 and is not terminable within one year without penalty, (v) guarantees the material obligations of any Person (other than any member of the Sally Group), (vi) relates to the settlement of any litigation or dispute and materially restricts the operations of the members of the Sally Group, taken as a whole, (vii) is a loan agreement, credit agreement, note, bond, mortgage, indenture or other agreement or instrument pursuant to which any indebtedness of any member of the Sally Group in an aggregate principal amount in excess of $10,000,000 is outstanding or may be incurred, (viii) is a distribution or supply agreement with respect to beauty products pursuant to which payments in excess of

$10,000,000 have been made in the previous fiscal year or (ix) pursuant to the Separation Agreement is contemplated to survive the Distributions Time and has as a counter-party any member of the Alberto-Culver Group (other than purchase orders made in the ordinary course of business consistent with past practice, the Transaction Agreements and the agreements contemplated thereby and hereby). Each Contract of the type described in this Section 4.3(k) is referred to herein as a “Sally Material Contract.” Neither Sally nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Sally Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sally. As of the date of this Agreement, neither Alberto-Culver nor any of its Subsidiaries is a party to any standstill or similar agreement with any Person which relates to any transaction that could constitute an Alberto-Culver Acquisition Proposal.

(l) Employee Benefits.

(i) Section 4.3(l)(i) of the Sally Disclosure Schedule contains a true and complete list of each material Sally Plan. With respect to each material Sally Plan, Sally has made available to Investor a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the two most recent annual financial reports, if any; (E) the two most recent actuarial reports, if any; and (F) the most recent determination letter from the IRS, if any.

(ii) With respect to each Sally Plan, Sally and its ERISA Affiliates and other Subsidiaries have complied with, and are now in compliance with, to the extent applicable, all material provisions of ERISA, the Code and all other Applicable Laws and regulations. Each Sally Plan has been operated and administered, in all material respects, in accordance with its terms. Except as set forth in Section 4.3(l)(ii) of the Sally Disclosure Schedule, no Sally Plan is (or was, during the past six years) subject to Title IV or Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by Sally or any of its ERISA Affiliates or other member of the Sally Group that has not been satisfied in full, and no condition exists that presents a material risk to Sally or any of its ERISA Affiliates or other member of the Sally Group of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation. All premiums due the Pension Benefit Guaranty Corporation have been fully paid on a timely basis. No Sally Plan provides for post-employment welfare benefits, except as required under Applicable Laws or specified in Section 4.3(l)(ii) of the Sally Disclosure Schedule. All Sally Plans subject to the Applicable

Laws of any jurisdiction outside of the United States (1) have been maintained in accordance with all applicable requirements, (2) if they are intended to qualify for special Tax treatment meet all requirements for such treatment, and (3) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(iii) As of the date hereof, each Sally Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, and the trust maintained pursuant thereto, has been determined to be so qualified and exempt from federal income Taxation under Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of Sally and Alberto-Culver, nothing has occurred with respect to the operation of any such Sally Plan that would reasonably be expected to cause the loss of such qualification of exemption from Tax.

(iv) As of the date hereof, no member of the Sally Group has any liability under or obligation to any Multiemployer Plan and no Sally Plan is a Multiemployer Plan.

(v) Except as contemplated by the Employee Matters Agreement or this Agreement, the consummation of the Transactions by themselves and not in combination with another event will not, (A) entitle any Sally Employee to severance pay, unemployment compensation or any other payment or (B) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due any such Sally Employee.

(vi) Alberto-Culver, Sally and each of the persons listed in Section 4.3(l)(vi) of the Sally Disclosure Schedule have entered into a termination agreement substantially in the form set forth in Section 4.3(l)(vi) of the Sally Disclosure Schedule (each, a “Termination Agreement”). All such agreements have been duly authorized, executed and delivered and are in full force and effect, unamended.

(m) Labor Relations. As of the date of this Agreement: (i) none of Alberto-Culver (with respect to Sally Employees) or any member of the Sally Group is a party to any collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the Sally Employees; and no Sally Employees are represented by any labor organization with respect to their employment with Alberto-Culver or any of its Subsidiaries; (ii) no labor organization or group of Sally Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sally, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority, and to the Knowledge of Sally, there are no labor union organizing activities with respect to any Sally Employees and (iii) since October 1, 2003, there have been no actual, or to the Knowledge of Sally, threatened strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances or other labor disputes against or involving Sally or any of its Subsidiaries.

(n) Insurance. Sally maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Sally (taking into account the cost and availability of such insurance).

(o) Liens. No Liens exist on any assets of any member of the Sally Group, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sally.

(p) Franchisees.

(i) Sally has made available to Investor a true, correct and complete list of all states in the United States and countries or jurisdictions in which Persons (“Sally Franchisees”) to whom any member of the Sally Group has sold a “franchise” or “business opportunity” under the “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” rules of the FTC or any other Applicable Laws that govern the offer and sale of “franchises” or “business opportunities” are located.

(ii) Sally has made available to Investor true, correct and complete copies of Sally’s and its Subsidiaries’ Uniform Franchise Offering Circulars and any other international disclosure documents (“Sally UFOCs”), which are currently being used in connection with the offers to sell and the sales of its franchises. The Sally UFOCs currently used by the members of the Sally Group and any other offering circulars previously used by Investor and its Subsidiaries do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such untrue statements or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sally. Sally and the other members of the Sally Group are in compliance with all Applicable Laws (including, in the United States, the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association) relating to the offer and sale of Sally Franchises and the relationship between Sally and the other members of the Sally Group and their respective franchisees, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally.

(iii) The franchise agreements and other agreements of the members of the Sally Group granting rights to a Sally Franchisee do not obligate Sally or any of its Subsidiaries to buy back or otherwise acquire any amount of stock, assets or contractual rights of the Sally Franchisee, where such amounts would, individually or in the aggregate, be material to the members of the Sally Group, taken as a whole. Sally and the other members of the Sally Group do not (1) guaranty any obligations of any Sally Franchisee that, individually or in the aggregate with such other guaranties, are material to Sally and its Subsidiaries, taken as a whole, or (2) have any Contracts to lend or advance money to a Sally Franchisee that, individually or in the aggregate with such other Contracts, are material to the members of the Sally Group, taken as a whole. Sally has delivered to Investor a true, correct and complete copy of the current form or forms of franchise agreement used by the members of the Sally Group.

(q) No Other Activities of Sally Business. Since October 1, 2000, Alberto-Culver and its Subsidiaries have not disposed of any Former Business (as defined in the Separation Agreement) that was prior to the time of such disposition operated or owned by any member of the Sally Group which Former Business at any time it was owned by Alberto-Culver or its Subsidiaries engaged in a business or operations substantially different from the type engaged in by the businesses that constitute Alberto-Culver’s Sally Beauty Supply and Beauty Systems Group divisions for segment reporting purposes.

Section 4.4 Representations and Warranties of Alberto-Culver and New Sally. Each of New Sally and Alberto-Culver represent and warrant to Investor as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) as follows:

(a) Organization. New Sally is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Prior to the Alberto-Culver Merger, New Sally will not have conducted any operations and will have no assets or liabilities other than the capital stock of New Alberto-Culver ,those incident to New Sally’s formation and the holding of the capital stock of New Alberto-Culver and those pursuant to this Agreement and the Transactions. Immediately following the Alberto-Culver Merger and the Sally Distribution and the Alberto-Culver Contribution, New Sally will have no assets other than the shares of capital stock of Sally and the shares of capital stock of New Alberto-Culver.

(b) Capital Structure.

(i) On the date hereof, the authorized capital stock of New Sally consists of 1,000 shares of New Sally Common Stock, all of which are, as of the date hereof, and at all times prior to the AC Effective Time will be, owned of record and beneficially by Alberto-Culver free and clear of any Liens. As of the date hereof there are no and as of the AC Effective Time (except as permitted pursuant to this Agreement or pursuant to the Transaction Agreements) there will be no other shares of capital stock or other equity securities of New Sally that are outstanding. Immediately following the AC Effective Time, there will be outstanding a number of shares of New Sally Common Stock equal to the number of shares of Alberto-Culver Common Stock outstanding as of immediately prior to the AC Effective Time. All issued and outstanding shares of New Sally Common Stock are duly authorized, validly issued, fully paid and nonassessable, and the shares of New Sally Common Stock are not entitled to preemptive rights. There are outstanding as of the date hereof, and except as provided for in or permitted by this Agreement or the Transaction Agreements, there will be outstanding at the AC Effective Time, no options, warrants, Contracts or other rights to acquire capital stock of New Sally.

(ii) No bonds, debentures, notes or other indebtedness of New Sally having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of New Sally may vote (“New Sally Voting Debt”) are issued or outstanding.

(iii) Except as contemplated by this Agreement and the Transaction Agreements, as of the date of this Agreement, there are no, and as of the AC Effective Time there will not be any, securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which New Sally or any of its Subsidiaries is a party or by which any of them is bound obligating New Sally or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of New Sally or any of its Subsidiaries, New Sally Voting Debt, New Sally Common Stock or other voting securities of New Sally or any of its Subsidiaries or obligating New Sally or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as contemplated by this Agreement and the Transaction Agreement, as of the date of this Agreement, there are no, and as of the AC Effective Time there will not be any, outstanding obligations of New Sally or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of New Sally or any of its Subsidiaries.

(iv) Other than the Contracts contemplated to effect the Transactions, there are no stockholder agreements, voting trusts or other Contracts to which New Sally is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of New Sally.

(c) Authority; No Conflicts.

(i) New Sally has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements with respect to which New Sally is contemplated thereby to be a party and to consummate the Transactions, subject to the further action of the Board of Directors of New Sally and the holders of capital stock of New Sally to effect the transactions contemplated by Section 2.01 of the

Separation Agreement and Article III of this Agreement, and provided that the approval by the Board of Directors of New Sally and the holders of capital stock of New Sally with respect to such transactions are subject to the satisfaction of the conditions in the Separation Agreement and this Agreement. The execution and delivery of this Agreement and the Transaction Agreements with respect to which New Sally is contemplated thereby to be a party by New Sally and the consummation by New Sally of the Transactions have been duly authorized by all necessary corporate action on the part of New Sally, subject to the further action of the Board of Directors of New Sally and the holders of capital stock of New Sally to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement, and provided that the approval by the Board of Directors of New Sally and the holders of capital stock of New Sally with respect to such transactions are subject to the satisfaction of the conditions in the Separation Agreement and this Agreement. This Agreement has been, and the Transaction Agreements with respect to which New Sally is contemplated thereby to be a party will be, duly executed and delivered by New Sally and, assuming the due authorization and valid execution and delivery of this Agreement or the applicable Transaction Agreement with respect to which New Sally is contemplated thereby to be a party by the other parties hereto and thereto (other than Alberto-Culver, Merger Sub and Sally), as applicable, constitutes or will constitute a valid and binding agreement of New Sally, enforceable against New Sally in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). After the AC Effective Time, no approval of holders of New Sally capital stock will be required to effect the Transactions.

(ii) The execution and delivery of this Agreement by New Sally does not, the execution and delivery by New Sally of the Transaction Agreements with respect to which New Sally is contemplated thereby to be a party will not, and the consummation of the Transactions will not result in a Violation under: (A) any provision of the organizational documents of New Sally or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally, subject to obtaining or making New Sally Necessary Consents, any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to New Sally.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to New Sally in connection with the execution and delivery of this Agreement and the Transaction Agreements with respect to which New Sally is contemplated thereby to be a party by New Sally or the consummation by New Sally of the Transactions, except for those required under or in relation to (A) the HSR

Act, (B) state securities or “blue sky” laws, (C) the Securities Act, (D) the Exchange Act, (E) filings under the DGCL and the Delaware Limited Liability Company Act to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement, (F) the rules and regulations of the NYSE, (G) obtaining the approvals described in Section 4.2(c)(i)(A) and (B) and further actions by the Board of Directors of the applicable members of the Alberto-Culver Group and the Sally Group and the holders of securities thereof to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement, and provided that the approval by such applicable Boards of Directors and such securities holders with respect to such transactions is subject to the satisfaction of the conditions in the Separation Agreement and this Agreement, (H) antitrust or other competition laws of other jurisdictions, (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sally. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) are hereinafter referred to as the “New Sally Necessary Consents”.

(d) Information Supplied.

(i) None of the information supplied or to be supplied by New Sally specifically for inclusion or incorporation by reference in (A) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) the Proxy Statement will, on the date it is first mailed to Alberto-Culver stockholders or at the time of the Alberto-Culver Stockholders Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Form 10 will, at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 4.4(d), no representation or warranty is made by New Sally with respect to statements made or incorporated by reference in the Form S-4, the Form 10 or the Proxy Statement based on information supplied by or on behalf of Alberto-Culver or Sally for inclusion or incorporation by reference therein.

(e) Litigation. There is no Action pending or, to the Knowledge of New Sally, threatened against New Sally which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sally, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against New Sally which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sally.

(f) Status of New Sally Shares. Assuming the Alberto-Culver Transaction Approval has been obtained, the Shares being issued at the Closing will have been duly authorized by all necessary corporate action on the part of Alberto-Culver and New Sally, and such Shares will have been validly issued and, assuming payment therefor has been made, will be fully paid and nonassessable, and the issuance of such Shares will not be subject to preemptive rights.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Covenants of Alberto-Culver and Sally. During the period from the date of this Agreement and continuing until the Closing Date, New Sally, Alberto-Culver and Sally each agrees that except for the Share Distribution, as required or otherwise expressly contemplated or permitted by this Agreement, the Transaction Agreements or Section 5.1 (including its subsections) of the Alberto-Culver Disclosure Schedule or the Sally Disclosure Schedule or to the extent that Investor shall otherwise consent in writing, which consent (other than with respect to Section 5.1(c)) shall not be unreasonably withheld, delayed or conditioned:

(a) Ordinary Course.

(i) The members of the Alberto-Culver Group (solely with respect to the Sally Business) and the members of the Sally Group shall carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present business organizations, maintain their material rights, licenses and permits, keep available the services of their current officers and other key employees and preserve their relationships with customers, franchises and others having business dealings with them to the end that their ongoing businesses and goodwill shall not be materially impaired at the Closing Date.

(ii) Other than in connection with acquisitions permitted by Section 5.1(e) or investments permitted by Section 5.1(g), New Sally and Sally shall not, and shall not permit any Sally Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

(b) Dividends; Changes in Share Capital. New Sally, Alberto-Culver and Sally shall not, Sally shall not permit any Sally Subsidiary to, nor shall New Sally, Sally or any Sally Subsidiary propose to, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof) in respect of any capital stock of New Sally, Sally or any Sally Subsidiaries, except (i) for the Sally Distribution, the Share Distribution and the Cash Distribution, (ii) for the declaration and payment of cash dividends or distributions by any direct or indirect wholly owned Sally Subsidiary and (iii) for the declaration and payment of cash dividends payable on the issued and outstanding shares of Sally Common Stock; provided, that such dividends are paid prior to the Distributions Time. Each of New Sally, Alberto-Culver and Sally shall not, (A) split, combine or reclassify any of its capital stock, except for any such transaction by a direct or indirect wholly owned Subsidiary of Alberto-Culver (other than Sally), Sally or of New Sally which remains a direct or indirect wholly owned Subsidiary after consummation of such transaction or (B) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls or options to acquire, any shares of its capital stock except for (1) acceleration of any vesting of Alberto-Culver Stock Options or other equity awards under the Alberto-Culver Stock Plans, (2) redemptions, repurchases and acquisitions by Alberto-Culver of Alberto-Culver Common Stock under the Alberto-Culver Stock Plans and (3) such actions described in this clause (B) that are only in respect of shares of any direct or indirect wholly owned Subsidiary of Alberto-Culver.

(c) Issuance of Securities. New Sally, Alberto-Culver and Sally shall not, and Sally shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge, dispose of or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge, disposition or encumbrance of, (x) any shares of its capital stock of any class or, with respect to Sally any capital stock of any class of its Subsidiaries, (y) any Sally Voting Debt or Alberto-Culver Voting Debt or New Sally Voting Debt or (z) any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls or options to acquire, any such shares or Sally Voting Debt or Alberto-Culver Voting Debt or New Sally Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) (A) the issuance, delivery and redemption of Alberto-Culver Common Stock pursuant to equity awards, units or bonus opportunities, as the case may be, outstanding on the date hereof in accordance with their current terms or permitted hereunder to be granted or issued pursuant to the Alberto-Culver Stock Plans or upon acceleration of the vesting of such equity awards in accordance with this Agreement and the Employee Matters Agreement, including in each case elections made or to be made with respect to such awards, (B) the delivery and redemption of Alberto-Culver Common Stock upon vesting of Alberto-Culver Restricted Stock outstanding on the date hereof in accordance with their current terms or upon acceleration of the vesting of such Alberto-Culver Restricted Stock in accordance with this Agreement and the Employee Matters Agreement, or (C) the issuance of up to 200,000 shares under the Restricted Stock Plan to persons other than Sally Employees, (ii) the granting of Alberto-Culver Stock Options that will not become New Substitute Sally Options and will not be exercisable prior to the New Sally Record Date, (iii) the automatic granting of Alberto-Culver Stock Options to directors of Alberto-Culver at the time of the annual meeting of stockholders of Alberto-Culver and/or upon the appointment of any person to the Board of Directors of Alberto-Culver under the Alberto-Culver 2003 Stock Option Plan for Non-Employee Directors pursuant to its terms on the date hereof or (iv) issuances, redemptions, deliveries and sales by a wholly owned Subsidiary of Alberto-Culver or Sally of capital stock of such Subsidiary to such Subsidiary’s parent or another wholly owned Subsidiary of Alberto-Culver or Sally.

(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or under the Transaction Agreements, New Sally and Sally shall not amend or propose to amend its Certificate of Incorporation, By-laws or other governing documents. Except to the extent required to comply with its obligations hereunder and under the Transactions Agreement, Alberto-Culver will not amend or propose to amend the Certificate of Incorporation or By-laws of Alberto-Culver in any manner that would prevent or delay the consummation of the Transactions.

(e) No Acquisitions. Each of New Sally, Alberto-Culver (solely with respect to the Sally Business) and Sally shall not, and shall not permit any Sally Subsidiary to, in a single transaction or series of related transactions, acquire or agree to acquire by merger or consolidation, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets for consideration in excess of $10,000,000 individually or $25,000,000 in the aggregate, including, in each case, the assumption of indebtedness (excluding the acquisition of assets used in the operations of the business of members of the Sally Group in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor and excluding the acquisitions set forth in Section 5.1(e) of the Sally Disclosure Schedule); provided, however, that the foregoing shall not prohibit the creation or merger of new or existing direct or indirect wholly owned Subsidiary of Sally or Alberto-Culver organized to conduct or continue activities in the ordinary course of business or otherwise permitted by this Agreement; provided, further, that in any event, each of Alberto-Culver and Sally shall not, and shall not permit any of its Subsidiaries to, make any acquisition, agreement or purchase if it would prevent or materially delay obtaining any consents, approvals or expirations of waiting periods from any Governmental Entity required for the consummation of the Transactions contemplated by this Agreement or the Transaction Agreements.

(f) No Dispositions. Other than as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the Transactions, New Sally, Alberto-Culver and Sally shall not, and shall not permit any of their Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, license or otherwise encumber or subject to any Lien or otherwise dispose of to any Person that is not a direct or indirect wholly-owned Subsidiary of Sally, or agree to sell (or engage in a sale-leaseback), lease, license or otherwise encumber or subject to any Lien or otherwise dispose of to any Person that is not a direct or indirect wholly-owned Subsidiary of Sally, any material assets of Sally or any Sally Subsidiary (including capital stock of Sally and any Sally Subsidiary, but excluding inventory and obsolete equipment sold, leased, licensed or otherwise encumbered or subjected to any Lien or otherwise disposed of, in each case, in the ordinary course of business consistent with past practice).

(g) Investments; Indebtedness. New Sally and Sally shall not, and shall not permit any Sally Subsidiary to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or advances to Alberto-Culver and its Subsidiaries, (B) loans, advances, capital contributions to, or investments, in Sally or any of its Subsidiaries, (C) pursuant to any Contract or other legal obligation of Sally or any other member of the Sally Group as in effect at the date of this Agreement (all of which Contracts or other legal obligations are set forth in Section 5.1(g) of the Sally Disclosure Schedule), (D) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice, (E) loans, advances, capital contributions or investments in the ordinary course of business consistent with past practice which are not individually in excess of $5,000,000 or in the aggregate in excess of $10,000,000, or (F) loans or advances to customers in connection with the sales of goods to such customers in the ordinary course of business consistent with past practice or (ii) create, incur, assume or suffer to exist any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances (other than letters of credit and capital leases, in each case entered into in the ordinary course of business consistent with past practice) not in existence as of the date of this Agreement except (1) in the ordinary course of business consistent with past practice which are not individually in excess of $5,000,000 or in the aggregate in excess of $10,000,000, provided that on or prior to the Closing Date, Sally shall have repaid or shall cause to be repaid all of the indebtedness, if any, incurred under this clause (1), (2) for indebtedness with respect to loans from any member of the Alberto-Culver Group or any member of the Sally Group and (3) indebtedness incurred in connection with the Debt Financing.

(h) Compensation. Except (i) as set forth in Section 5.1(c), (ii) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between Alberto-Culver or any Subsidiary of Alberto-Culver and any Sally Employee (all of which collective bargaining agreements or other agreements are set forth in Section 5.1(h) of the Sally Disclosure Schedule), (iii) as otherwise provided in this Agreement or the Employee Matters Agreement, (iv) pursuant to the Termination Agreements or (v) in the ordinary course of business consistent with past practice, New Sally, Alberto-Culver and Sally shall not: (A) materially increase the amount of compensation or employee benefits of any current or former Sally Employee or consultant of Sally or any other member of the Sally Group, (B) pay or agree to pay to any current or former Sally Employee or consultant of Sally or any other member of the Sally Group, any material pension, retirement, savings or profit-sharing allowance or other material employee benefit that is not required by any existing plan or agreement, (C) enter into any new, or amend any existing Contract with any current or former Sally Employee or consultant of Sally or any other member of the Sally Group, regarding his or her employment, compensation or benefits, (D) materially increase or commit to materially increase any employee benefits for any such person, adopt, terminate or amend or make any commitment to adopt, terminate or amend any Sally Plan or make any contribution, other than regularly scheduled contributions (including any company match under a qualified plan), to any Sally Plan or (E) terminate the employment of any employee or otherwise agree to provide severance benefits with respect to any such employee.

(i) Accounting Methods. Except as disclosed in the Alberto-Culver Filed SEC Reports or the Sally Financial Statements, as required by a Governmental Entity or as required by changes in GAAP as concurred by Sally’s independent public accountants, Sally shall not change its methods of accounting in effect at December 31, 2005 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable).

(j) Certain Agreements and Arrangements. New Sally, Alberto-Culver and Sally shall not, and Sally shall not permit any other member of the Sally Group, enter into any Contracts that limit or otherwise restrict Sally or any other member of the Sally Group or any of their respective Affiliates or any successor thereto, or that would, after the Closing Date, limit or restrict Sally or any other member of the Sally Group or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area other than the entry into franchise agreements in the ordinary course of business consistent with past practice. Each of Alberto-Culver (to the extent it is a party to a Sally Material Contract) and Sally shall not, and Sally shall not permit any other member of the Sally Group, and Alberto-Culver shall not permit any of the Alberto-Culver Subsidiaries (to the extent it is a party to a Sally Material Contract) to, except in the ordinary course of business consistent with past practice, modify, amend or terminate any Sally Material Contract to which it is a party or waive, release or assign any material rights or claims it may have under any such Sally Material Contract. With respect to the Sally Business, Alberto-Culver and its Subsidiaries will not Knowingly engage in any Diversion.

(k) Settlement of Litigation. New Sally, Alberto-Culver and Sally shall not, and Sally shall not permit any other member of the Sally Group to, settle any litigation, investigation, arbitration, proceeding or other claim if Sally or any of its Subsidiaries would be required to pay in excess of $2,500,000 individually or $10,000,000 in the aggregate or if such settlement would obligate New Sally, Sally or any other member of the Sally Group to take any material action or restrict Sally, New Sally or any other member of the Sally Group in any material respect from taking any action at or after the Closing Date.

(l) Related Party Agreements. New Sally, Alberto-Culver and Sally shall not, and Alberto-Culver and Sally shall cause their respective Subsidiaries not to, enter into, waive any material rights under or amend in any material respect any Contract between any member of the Sally Group, on the one hand, and any member of the Alberto-Culver Group, on the other hand, that, pursuant to the Separation Agreement, will survive the Distributions Time. New Sally, Alberto-Culver and Sally shall not and shall cause their respective Subsidiaries to not (i) transfer any material assets that relate primarily to the Sally Business from any member of the Sally Group to any member of the Alberto-Culver Group or (ii) transfer any material liabilities (other than those liabilities that relate primarily to the Sally Business) from any member of the Alberto-Culver Group to any member of the Sally Group.

(m) Tax Matters. Except as required by Applicable Laws, none of New Sally, Alberto-Culver (with respect to the Sally Business) or any member of the Sally Group shall (i) make, amend or change any material Tax election, (ii) make a request for a material tax ruling (other than the Private Letter Ruling) or enter into a material closing agreement, (iii) settle or compromise any material Tax liability or material Tax claims, (iv) file any material amendments to any previously filed material Tax Returns, or (v) surrender any right to claim any material amount of refund of any Taxes.

(n) No Related Actions. New Sally and Alberto-Culver (as to Sally and the Sally Subsidiaries and/or the Sally Business) will not, and Sally will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

Section 5.2 SEC Reports. Alberto-Culver shall timely file all reports required to be filed by it with the SEC between the date of this Agreement and the Closing Date.

Section 5.3 Interim Financial Information. Alberto-Culver and Sally shall, prior to the Closing Date, provide Investor within a reasonable period after it closes its books for the applicable monthly accounting period for the Sally Business, a balance sheet as of the end of such period and statements of income for such fiscal year-to-date period for Sally and its Subsidiaries. Such financial information shall be prepared in accordance with GAAP and shall be in the same format and prepared on the same basis as the comparable portions of the Sally Financial Statements, except that such information may exclude footnotes and is subject to normal year-end adjustments.

Section 5.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Alberto-Culver or Sally, directly or indirectly, the right to control or direct Investor’s business prior to the Closing. Nothing contained in this Agreement shall give Investor, directly or indirectly, the right to control or direct the operations of the Sally Business prior to the Closing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Form S-4, Proxy Statement and Form 10; Stockholders Meeting.

(a) As promptly as practicable following the date hereof, Alberto-Culver shall or shall cause New Sally to prepare a proxy statement to be mailed to Alberto-Culver’s stockholders in connection with the Alberto-Culver Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and a registration statement on Form S-4 with respect to the shares of New Sally Common Stock to be issued in the Alberto-Culver Merger (the “Form S-4” and the prospectus of New Sally included in the Form S-4, the “New Sally Prospectus”), in each case in consultation with Investor, and shall or shall cause New Sally to file the Form S-4 and the Proxy Statement with the SEC. The Form S-4, and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder. Alberto-Culver shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing with the SEC and to have the Form S-4 declared effective by the SEC as promptly as practicable after filing with the SEC. Alberto-Culver shall use its reasonable best efforts to cause the Proxy Statement and the New Sally Prospectus to be mailed to Alberto-Culver’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC and the Form S-4 is declared effective by the SEC. Alberto-Culver shall, as promptly as practicable after receipt thereof, provide to Investor copies of, consult with Investor and prepare written responses with respect to, any written comments received from the SEC with respect to the Form S-4 and the Proxy Statement and advise Investor of any oral comments with respect to the Form S-4 and the Proxy Statement received from the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement to the Form S-4 or the Proxy Statement shall be made, and no correspondence filed with the SEC with respect thereto, without the approval of Investor, which approval shall not be unreasonably withheld, conditioned or delayed. Alberto-Culver will advise Investor, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared and the Form S-4 has become effective, the issuance of any stop order with respect to the Proxy Statement or New Sally Prospectus or any request by the SEC for amendment of the Form S-4 or the Proxy Statement. If at any time prior to the Closing Date any information relating to Investor, Alberto-Culver or Sally, or any of their respective Affiliates, officers or directors, should be discovered by Investor, Alberto-Culver or Sally which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed by Alberto-Culver with the SEC and disseminated to the stockholders of Alberto-Culver. Investor shall cooperate with Alberto-Culver in the preparation of the Proxy Statement, the Form 10 and the Form S-4 or any amendment or supplement thereto. Alberto-Culver shall prepare and shall cause New Alberto-Culver to file with the SEC as promptly as practicable after the date hereof the Form 10 and Alberto-Culver shall use its reasonable best efforts to cause the Form 10 to be declared effective and mailed to its stockholders in a timely fashion that does not delay the Closing.

(b) Alberto-Culver shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the date of this Agreement (including any adjournment or postponements thereof, the “Alberto-Culver Stockholders Meeting”) for the purpose of obtaining the approval and adoption of this Agreement and the Transactions, including the Share Issuance and the Alberto-Culver Merger (the “Alberto-Culver Transaction Approval”), by a majority of the outstanding shares of Alberto-Culver Common Stock (the “Alberto-Culver Vote”) and shall take all lawful action to solicit the Alberto-Culver Transaction Approval by the Alberto-Culver Vote (subject to the right of Alberto-Culver to terminate this Agreement pursuant to Section 8.1(h) and the right of the Board of Directors of Alberto-Culver to make a Change in the Alberto-Culver Recommendation pursuant to Section 6.5(d)) and the Board of Directors of Alberto-Culver (subject to the right of Alberto-Culver to terminate this Agreement pursuant to Section 8.1(h) and the right of the Board of Directors of Alberto-Culver to make a Change in the Alberto-Culver Recommendation pursuant to Section 6.5(d)) shall declare that this Agreement and the Transactions are advisable and in the best interests of Alberto-Culver and its stockholders and recommend to the stockholders of Alberto-Culver adoption of this Agreement and approval of the Transactions, including the Share Issuance and the Alberto-Culver Merger, by the stockholders of Alberto-Culver (the “Alberto-Culver Recommendation”). Subject to Section 8.1(h), notwithstanding anything herein to the contrary, if a Change in the Alberto-Culver Recommendation is made and within 5 Business Days after Investor receives notice from Alberto-Culver of such Change in the Alberto-Culver Recommendation, Investor delivers a written notice (a “Force the Alberto-Culver Vote Notice”) to Alberto-Culver that Investor desires that the Transactions (including the Share Issuance and the Alberto-Culver Merger) be submitted to the stockholders of Alberto-Culver, then the Transactions (including the Share Issuance and the Alberto-

Culver Merger) shall be submitted to the stockholders of Alberto-Culver at the Alberto-Culver Stockholders Meeting for the purpose of obtaining the Alberto-Culver Transaction Approval and nothing contained herein shall be deemed to relieve Alberto-Culver of such obligation.

Section 6.2 New Sally Organizational Documents; Governance Matters.

(a) New Sally and Alberto-Culver shall take all actions necessary to cause the Board of Directors of New Sally, effective at the Distributions Time and thereafter until changed in accordance with the organizational documents of New Sally and Applicable Laws, to consist of (A) the President of Sally and five additional directors designated by Alberto-Culver prior to the Closing Date, at least four of whom qualify as an Independent Director, or if the President of Sally is unable or unwilling to serve as a director of New Sally, such other individual selected by Alberto-Culver and reasonably acceptable to Investor and (B) six directors designated by Investor prior to the Closing Date, at least three of whom qualify as Independent Directors and one of whom shall be appointed as Chairman of the Board of Directors (the individuals described in clause (A) the “Alberto-Culver Designees” and the individuals described in clause (B) the “Investor Designees”); provided, however, that if any of the individuals described in clauses (A) or (B) is unable to begin serving as a director of New Sally at the Distributions Time, the New Sally Board of Directors shall not include such individual until he is able to serve as a director; provided further, that if such individual is unable to serve as a director of New Sally at the Distributions Time, he shall have agreed to begin to serve within a reasonable period of time thereafter. The term “Independent Director” means an individual who, as a member of the Board of Directors of New Sally following the Closing Date, would be independent of New Sally under the applicable rules of the NYSE. The New Sally Board of Directors will consist of three classes and have committees as contemplated by Sections 1.1 and 1.2 of the Stockholders Agreement.

(b) The President of Sally immediately prior to the Closing Date shall be the President and Chief Executive Officer of New Sally at the Distributions Time and thereafter until duly changed in accordance with the organizational documents of New Sally and Applicable Law.

Section 6.3 Access to Information. Upon reasonable notice, each of Alberto-Culver and Sally shall (and shall cause its Subsidiaries to), during the period prior to the earlier of the Closing Date or the date this Agreement is terminated, afford to Investor and to its respective officers, employees, accountants, counsel, financial advisors and other authorized representatives, reasonable access during normal business hours, to all its books, records, Contracts, properties, plants and personnel (only with respect to the business of Sally and its Subsidiaries) and, during such period, Alberto-Culver or Sally shall (and shall cause its Subsidiaries to) furnish promptly to Investor (a) notice of each material report, schedule, registration statement and other document filed, published, announced or received by Sally during such period pursuant to the requirements of

Federal or state securities laws, as applicable (other than documents which Alberto-Culver or Sally is not permitted to disclose under Applicable Laws) and (b) all information concerning Sally and its business, properties and personnel as Investor may reasonably request; provided, however, that Alberto-Culver or Sally may restrict the foregoing access to the extent that (i) any Applicable Laws or Contract requires Alberto-Culver, Sally or their Subsidiaries to restrict or prohibit access to any such properties or information, (ii) disclosure of such information would violate confidentiality obligations to a third party, (iii) disclosure of such information would be reasonably likely to result in significant competitive harm to Alberto-Culver or Sally if the Transactions were not consummated, it being understood that Alberto-Culver or Sally will provide extracts, or summaries, or aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure or (iv) in the case of Alberto-Culver and its Subsidiaries, the information is not related to the Sally Business. Investor will hold any such information obtained pursuant to this Section 6.3 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement dated May 9, 2006 between Alberto-Culver and Investor (as it may be amended or supplemented, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. Any investigation by Investor shall not affect the representations and warranties contained herein or the conditions to the respective obligations of the parties to consummate the Transactions.

Section 6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Transactions as soon as reasonably practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and Tax ruling requests and to obtain as promptly as practicable all Investor Necessary Consents, Alberto-Culver Necessary Consents, Sally Necessary Consents and New Sally Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the date hereof, (B) appropriate filings, if any are required, with the European Commission and/or other foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar Applicable Laws

(“Foreign Competition Laws”) and (C) all other necessary filings with other Governmental Entities relating to the Transactions, and, in each case, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to such Applicable Laws or by such authorities and to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Required Approvals under such other Applicable Laws or from such authorities as soon as reasonably practicable. Alberto-Culver (i) shall use its reasonable best efforts to obtain the consent or consents of third Persons referred to in, and with respect to the matter set forth on, Section 6.4(a) of the Alberto-Culver Disclosure Schedule and (ii) shall (x) indemnify, defend and hold harmless members of the Sally Group from and against, and pay or reimburse, as the case may be, such members for all Indemnifiable Losses (as defined in the Separation Agreement), as incurred or suffered by any such member based upon, arising out of or resulting from the matter set forth in Section 6.4(a) of the Alberto-Culver Disclosure Schedule and (y) take any and all actions necessary to ensure that the obligations thereunder do not become obligations of any member of the Sally Group and no assets of any such member are made subject to any Liens as a result of such matter, including extinguishing the obligations thereunder.

(b) Investor, on the one hand, and Alberto-Culver, Sally and New Sally, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.4(a) and Section 6.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) to prohibit or make illegal the Transactions, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make any of the Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of any of the Transactions, each of Alberto-Culver, Sally, New Sally and Investor shall cooperate in all respects with each other and use its respective reasonable best efforts, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Transactions and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Transactions.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall (i) limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c) so long as such party has complied with its obligations under this Section 6.4 or (ii) limit Alberto-Culver’s right to make a Change in the Alberto-Culver Recommendation in accordance with Section 6.5.

(e) Nothing in this Section 6.4 shall require any of Investor, Alberto-Culver or Sally, New Sally or any of their respective Subsidiaries to take any action or enter into any settlement or other agreement or binding arrangement that limits such Person’s freedom of action with respect to or that requires such Person to sell, hold separate or otherwise dispose of any businesses, product lines or assets of Alberto-Culver, Investor or any of their Subsidiaries including the capital stock of any such Subsidiary. This Section 6.4 shall not be deemed to address the obligations of the parties with respect to the Private Letter Ruling, which are addressed in Section 6.10, the Debt Financing, which are addressed in Section 6.14 or, with respect to the obligations of Alberto-Culver and its Subsidiaries, the Solvency and Surplus Opinions, which are addressed in Section 6.18.

Section 6.5 Acquisition Proposals; Change in Recommendation.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VIII, Alberto-Culver shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any offer or proposal which constitutes or that would reasonably be expected to lead to, any Alberto-Culver Acquisition Proposal, (B) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, or other agreement related to any Alberto-Culver Acquisition Proposal (each, an “Alberto-Culver Acquisition Agreement”) or (C) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any offer or proposal that constitutes, or that would reasonably be expected to lead to, any Alberto-Culver Acquisition Proposal; provided, however, that if, at any time prior to the receipt of the Alberto-Culver Transaction Approval, and without any breach of the terms of this Section 6.5(a), Alberto-Culver receives an unsolicited bona fide written Alberto-Culver Acquisition Proposal from any Person that in the good faith judgment of Alberto-Culver’s Board of Directors constitutes, or is reasonably likely to lead to, a Superior Alberto-Culver Proposal, Alberto-Culver may (x) furnish information (including non-public information) with respect to Alberto-Culver and its Subsidiaries to any such Person pursuant to a confidentiality agreement containing terms no less restrictive on such Person than those in the Confidentiality Agreement are to Investor and (y) participate in negotiations with such Person regarding such Alberto-Culver Acquisition Proposal.

(b) For purposes of this Agreement, “Alberto-Culver Acquisition Proposal” means any inquiry, proposal or offer from any Person with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Alberto-Culver or any of its Subsidiaries that, if consummated, would result in any Person (or the stockholders of such Person in the aggregate) beneficially owning securities representing 25% or more of the total voting power of Alberto-Culver then outstanding, (B) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of 20% or more of the consolidated assets (including stock of Alberto-Culver’s Subsidiaries) of Alberto-Culver and its Subsidiaries, taken as a whole, or (C) any direct or indirect purchase or sale of, or tender or exchange offer for, or similar transaction with respect to, the equity securities of Alberto-Culver that, if consummated, would result in any Person (or the stockholders of such Person in the aggregate) beneficially owning securities representing 25% or more of the total voting power of Alberto-Culver (or of the surviving parent entity in such transaction) then outstanding, including in the case of each of clauses (A) through (C), any single or multi-step transaction or series of related transactions (other than an inquiry, proposal or offer made by Investor or a Subsidiary thereof).

(c) For purposes of this Agreement, “Superior Alberto-Culver Proposal” means an unsolicited, bona fide written proposal or offer described in clause (A), (B) or (C) of the definition of Alberto-Culver Acquisition Proposal (for purposes of this definition of “Superior Alberto-Culver Proposal”, references to 25% in the definition of “Alberto-Culver Acquisition Proposal” shall be deemed to be references to 50%) made by a Person other than a party hereto at any time prior to the receipt of the Alberto-Culver Transaction Approval that is on terms which the Board of Directors of Alberto-Culver in good faith concludes (after consultation with its outside legal counsel and financial advisors), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to Alberto-Culver’s stockholders (in their capacities as stockholders) than the Transactions and (y) is reasonably likely to be completed.

(d) Neither the Board of Directors of Alberto-Culver nor any committee thereof shall (A) withdraw, modify or qualify (or propose to withdraw, modify or qualify) the Alberto-Culver Recommendation (a “Change in the Alberto-Culver Recommendation”), (B) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Alberto-Culver Acquisition Proposal or (C) authorize or permit Alberto-Culver or any of its Subsidiaries to enter into any Alberto-Culver Acquisition Agreement; provided, however, that at any time prior to the receipt of the Alberto-Culver Transaction Approval, the Board of Directors of Alberto-Culver may make a Change in the Alberto-Culver Recommendation if and only if Alberto-Culver has complied with this Section 6.5 and in the good faith judgment of the Board of Directors of Alberto-Culver, after consultation with the outside legal counsel of Alberto-Culver, the making of such Change in the Alberto-Culver Recommendation is reasonably necessary to comply with the fiduciary duties of the Board of Directors of Alberto-Culver to its stockholders under Applicable Laws; provided, further, that at any time prior to the receipt of the Alberto-Culver Transaction Approval, the Board of Directors of Alberto-Culver may take any of the actions described in clauses (A) through (C) in connection with a termination of this Agreement pursuant to Section 8.1(h) if Alberto-Culver has otherwise complied with this Section 6.5. Alberto-Culver shall verbally notify the President of Investor that a Change in the Alberto-Culver Recommendation has occurred no later than four hours after a Change in the Alberto-Culver Recommendation has occurred (which shall be followed by written notice to Investor which written notice shall be delivered the same day that a Change in the Alberto-Culver Recommendation occurs). No later than 5 Business Days after Investor receives such written notice, Investor shall provide written notice to Alberto-Culver as to whether it desires that the Transactions (including the Share Issuance and the Alberto-Culver Merger) be submitted to the stockholders of Alberto-Culver. For the avoidance of doubt, the failure to provide such verbal and/or written notice shall in no way affect Investor’s right to terminate this Agreement pursuant to Section 8.1(e).

(e) Nothing contained in this Section 6.5 shall prohibit Alberto-Culver from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with respect to an Alberto-Culver Acquisition Proposal or from making any disclosure to the stockholders of Alberto-Culver with respect to an Alberto-Culver Acquisition Proposal that is not a Change in the Alberto-Culver Recommendation, if, in the good faith judgment of the Board of Directors of Alberto-Culver, after consultation with outside legal counsel, such disclosure is reasonably necessary to comply with the fiduciary duties of the Board of Directors of Alberto-Culver to its stockholders under Applicable Laws; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(f) Alberto-Culver agrees that it and its Subsidiaries shall, and Alberto-Culver shall direct its and its Subsidiaries’ respective officers, directors, employees,

representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations being conducted on the date hereof with any Persons with respect to any Alberto-Culver Acquisition Proposal. Alberto-Culver agrees that it will notify Investor promptly (but no more than 48 hours later) if, to the Knowledge of Alberto-Culver, any Alberto-Culver Acquisition Proposal is received by or any discussions or negotiations relating to an Alberto-Culver Acquisition Proposal are sought to be initiated or continued with, Alberto-Culver, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Alberto-Culver Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter Alberto-Culver shall keep Investor informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(g) Except to the extent the Board of Directors of Alberto-Culver determines in good faith (after consultation with outside legal counsel) that the taking of an action otherwise required or not taking an action otherwise prohibited by this Section 6.5(g) would result in a breach of its fiduciary duties to the holders of Alberto-Culver Common Stock under Applicable Law (provided, however, that failure to take or not to take any of the actions described in clause (A) or (B) based on this exception shall not in any way limit or modify the effect that any such action or inaction has under any other provision of this Agreement), during the period from the date of this Agreement through the Closing Date, Alberto-Culver shall (A) enforce and shall not terminate, amend, modify or waive any standstill or employee non-solicitation provision of any confidentiality, standstill, employee non-solicitation or similar agreement between Alberto-Culver and any other Persons which relates to any transaction that could constitute an Alberto-Culver Acquisition Proposal or that has as a counterparty any Person other than Investor and (B) enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreements, including using its reasonable best efforts to obtain injunctions to prevent any threatened or actual breach of such agreements and to enforce specifically the terms and any provision thereof in any court of the United States or any state thereof having jurisdiction.

Section 6.6 Fees and Expenses. Without in any way limiting Sections 8.2(b) through 8.2(j), whether or not the Transactions are consummated, (i) all Expenses (as defined below) incurred by Investor shall be paid by Investor, and (ii) all Expenses incurred by Alberto-Culver, Sally or New Sally prior to the Closing Date shall be paid by Sally or New Sally; provided, however, that if the Closing Date occurs, Sally or New Sally shall pay all of the Expenses in clause (i) and all of the Expenses in clause (ii) up to $20 million on the Closing Date by wire transfer of immediately available funds to an account specified in writing by Alberto-Culver, or Investor, as the case may be (which amounts shall not be taken into account in determining the Required Retained Cash Amount), and provided, further that notwithstanding any other provision of this Agreement or any Transaction Agreement, Alberto-Culver shall be liable for all trademark registration and recording fees incurred by any member of the Alberto-Culver Group as a result of registering trademarks of members of the Alberto-Culver Group in connection with the Alberto-Culver Conversion. All Expenses of any party incurred after the Closing Date shall be paid by such party. As used in this Agreement, “Expenses” means all out-of-pocket expenses (including applicable filing and registration fees and all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants to a party hereto and its Affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transaction Agreements and the Transactions and the transactions contemplated under the Transaction Agreements, including the preparation, printing, filing and mailing of the Form S-4, the Information Statement and the Proxy Statement and all other matters related to the Transactions (it being understood and agreed that all fees or expenses charged by Persons providing the Debt Financing to New Sally, Sally and their respective Subsidiaries, any interest expenses of the Debt Financing and any reasonable and documented out-of-pocket expenses of Alberto-Culver (including applicable filing and registration fees and all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants to a Party hereto and its Affiliates), Sally, New Sally or any of their respective Subsidiaries or Investor incurred in connection with the Debt Financing shall be borne by Sally or New Sally.

Section 6.7 Public Announcements. The Parties shall each use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (a) to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan and (b) unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange or automated quotation system, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the Transactions.

Section 6.8 Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the Transactions, each of Alberto-Culver, Merger Sub, Sally or New Sally and their respective Boards of Directors shall use its reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.9 Advice of Changes. Each of Investor, Alberto-Culver and Sally shall as promptly as reasonably practicable after becoming aware thereof advise the others of any change or event (a) having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sally, or (b) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VII not being satisfied; provided, however, that no such notification shall alter or affect in any manner the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.10 Private Letter Ruling; Tax-Free Reorganization Treatment; Pre-Distribution Tax Returns; Dividend Withholding.

(a) Alberto-Culver shall use its reasonable best efforts to obtain the Private Letter Ruling as soon as practicable after the date hereof. Alberto-Culver shall (i) use its reasonable best efforts to allow Investor to participate in all meetings and material telephone calls with the IRS with respect to the Private Letter Ruling, (ii) use its reasonable best efforts to allow Investor a reasonable period of time (consistent with IRS requests as to timing) to review and comment on any material written submissions related to the Private Letter Ruling and incorporate any reasonable comments provided by Investor with respect thereto, (iii) provide to Investor a copy of any written submission to the IRS or any written material received from the IRS with respect to the Private Letter Ruling, and (iv) keep Investor fully informed of the status of IRS review and any material issue that arises during the course of such review and consult with Investor concerning such status and any such issue. Alberto-Culver and Investor agree that each will consider in good faith any reasonable modifications to the structure of the Transactions, such as adding new steps or altering the timing of steps set forth in the recitals that will facilitate the receipt of the Private Letter Rulings, so long as none of the Parties is materially prejudiced thereby and the anticipated Tax consequences of the Transactions set forth in the recitals are not affected.

(b) Neither Alberto-Culver nor any of its Subsidiaries shall take or cause to be taken any action, on or before the Closing Date, that (i) would result in any failure to obtain the Private Letter Ruling or (ii) could be reasonably expected to prevent the Transactions, taken together, from having the intended tax consequences set forth in the recitals to this Agreement with respect to each of the Transactions, including, without limitation, any actions prohibited under the Tax Allocation Agreement. Investor will not, and will cause its Affiliates not to, (x) acquire any shares of Alberto-Culver Common Stock prior to the Closing or (y) acquire any shares of capital stock of New Sally or any of its Subsidiaries until the second anniversary of the Closing, other than the Shares and shares acquired in a transaction that complies with Section 4.02(b) of the Tax Allocation Agreement. For the avoidance of doubt, no member of the Alberto-Culver Group or the New Sally Group shall be considered an Affiliate of the Investor for purposes of the preceding sentence.

(c) From the date hereof to the Distributions Time, Alberto-Culver shall timely file or cause to be timely filed all Tax Returns with respect to the Sally Group on a basis consistent with past practice (unless there has been a change in Applicable Laws).

As soon as reasonably practicable after the date hereof, Alberto-Culver shall provide to Investor a list of the Tax Returns it believes in good faith are required to be filed with respect to the Sally Group between the date hereof and July 15, 2007. With respect to any material Tax Return on such list specifically identified by Investor (or any other material Tax Return identified by Investor in writing), Alberto-Culver shall, from the date it receives written notice from Investor relating to such Tax Return, (A) to the extent commercially reasonable, make available to Investor (or, if such Tax Return can be provided to Investor without undue cost or burden, provide to Investor) for its review and approval (not to be unreasonably withheld or delayed) at least 15 days prior to filing (in the case of any income Tax Return) or as soon as reasonably practicable (in the case of any other Tax Return), and (B) make any reasonable revisions to such Tax Returns that are requested by Investor that affect the amount of Taxes that are allocated to any member of the Sally Group. Alberto-Culver and Investor agree to cooperate with each other in good faith with respect to Tax matters and to make available Tax information in a manner consistent with Section 6.3. This Section 6.10(c) shall not govern Tax Returns filed after the Distributions Time, which Tax Returns shall be governed by the Tax Allocation Agreement.

(d) Alberto-Culver shall use its reasonable best efforts to (i) cause to be prepared as soon as practicable after the date hereof a “reasonable estimate” of current and accumulated earnings and profits, within the meaning of Treasury Regulations Section 1.1441-3(c)(2)(ii), with respect to the Cash Distribution, and (ii) cause to be prepared a study (as of the date hereof and projected through the end of the Closing Date) of adjusted tax bases and excess loss accounts (if any) in the stock of all of its Subsidiaries that file a consolidated U.S. federal income Tax Return or a combined, consolidated or unitary state or foreign Tax Return, which study shall be furnished to Investor at least 10 days prior to the Closing, and (iii) cause the Exchange Agent to cause to be withheld, deducted, remitted or self-assessed all amounts required or permitted to be deducted, withheld, remitted or self-assessed in respect of Taxes on all amounts paid to non-residents of the United States, or to employees, in connection with the Transactions. Sally or New Sally shall pay to Alberto-Culver at the Closing by wire transfer of immediately available funds to an account specified in writing by Alberto-Culver 50% of all the expenses, fees and other costs incurred by the members of the Alberto-Culver Group in connection with the estimate described in clause (i) and the study described in clause (ii) and none of such fees, expenses and costs shall be included in calculating the maximum amount of expenses of members of the Alberto-Culver Group that New Sally or Sally is required to pay pursuant to Section 6.6.

Section 6.11 Obligations under Separation Agreement. Each of Alberto-Culver, Sally and New Sally will prior to the Closing Date (a) perform its respective obligations and covenants under the Separation Agreement in accordance with the terms of the Separation Agreement and (b) enforce and preserve its respective rights under the Separation Agreement to the full extent permitted under the Separation Agreement.

Section 6.12 Employee Benefits Matters. For a period of at least 12 months after the Closing Date, New Sally shall provide employees of Sally and its Subsidiaries with benefits that, in the aggregate, are substantially comparable to those provided under the Sally Plans immediately prior to the Distributions Time (excluding any such Sally Plans providing for equity-based compensation); provided, however, that nothing in this Agreement shall be interpreted as limiting the power of New Sally to amend or terminate any such Sally Plan or any other individual employee benefit plan, program, Contract or policy or as requiring Investor to offer to continue (other than as required by its terms) any written employment contract.

Section 6.13 Non-Competition; Non-Solicitation.

(a) Non-Competition.

(i) Alberto-Culver agrees that for a period of 30 months following the Closing Date it shall not and shall cause its Subsidiaries not to acquire, manage, operate, control or otherwise engage in any business of (A) operating or franchising retail stores within the United States, Canada, Mexico, Puerto Rico, the United Kingdom, Ireland, Germany and/or Japan (the “Restricted Territories”) that sell beauty care products of Alberto-Culver or any third Person or (B) distributing to salons and salon professionals within the Restricted Territories professional beauty care products of any unaffiliated third Person (collectively, “Restricted Activities”).

(ii) Section 6.13(a)(i) shall be deemed not breached as a result of (A) the ownership by Alberto-Culver or any of its Subsidiaries of: (1) less than an aggregate of 5% of any class of capital stock of a Person engaged, directly or indirectly, in Restricted Activities; provided, however, that such capital stock is listed or quoted on a national securities exchange or the Nasdaq National Market or (2) less than 15% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Restricted Activities, (B) Alberto-Culver or any of its Subsidiaries acquiring control of any Person or business that for the fiscal year immediately preceding such acquisition derived less than 10% of its revenues from Restricted Activities, (C) Alberto-Culver or any of its Subsidiaries acquiring control of any Person or business that for the fiscal year immediately preceding such acquisition derived more than 10% of its revenues but less than 35% of its revenues from Restricted Activities so long as it shall use its reasonable best efforts to divest such operations as promptly as practicable and in any event within 12 months after the consummation of such acquisition of control, (D) owning an interest acquired as a creditor in bankruptcy or otherwise than by a voluntary investment decision in a Person or business that for the fiscal year immediately preceding the acquisition of such interest by Alberto-Culver or any of its Subsidiaries derived 10% or more of its revenues from Restricted Activities, so long as Alberto-Culver or its applicable Subsidiary shall use its reasonable best efforts to divest such interest as promptly as practicable and in any event within 12 months after the acquisition of such interest; provided, however, that Alberto-Culver and its Subsidiaries shall not be required to divest any such interest acquired pursuant to this clause (D) if its fair market value at the time of such acquisition is less than $1,000,000, (E) Alberto-Culver and its Subsidiaries operating up to ten retail stores that sell branded beauty care products, (F) Alberto-Culver and its Subsidiaries selling or distributing their branded professional beauty care products directly or through distributors to salons and salon professionals, (G) Alberto-Culver and its Subsidiaries selling or distributing professional beauty care products of any third Person directly to salons and salon professionals within the Restricted Territories if any member of the Alberto-Culver Group as of the date hereof sells and distributes such products and which sales will in no event exceed 2% of the consolidated net sales of Alberto-Culver in any fiscal year or (H) Alberto-Culver and its Subsidiaries operating their New Sally stores in any office, plant or warehouse owned or leased by Alberto-Culver or any of its Subsidiaries (each of which shall not be deemed to be a retail store for purposes of this Section 6.13). For the avoidance of doubt, Alberto-Culver and its Subsidiaries may actively operate, manage and control any Person or business any of them acquire in accordance with clause (B) and/or clause (C).

(iii) Alberto-Culver and Investor agree that the covenants included in this Section 6.13(a) are reasonable in their geographic and temporal coverage, and that neither Alberto-Culver nor Investor shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 6.13(a) should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by Applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by Applicable Law to cure such problem. Notwithstanding any other provision of this Agreement, it is understood and agreed that monetary damages would be inadequate in the case of any breach of the covenants contained in this Section 6.13(a), and that Investor shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

(b) Alberto-Culver Non-Solicitation. Alberto-Culver agrees that for a period of 30 months following the Closing Date it will not (i) solicit any Sally Employee or employee of New Sally or any of its Subsidiaries that holds the position of officer or field supervisor or higher to terminate his or her employment relationship with New Sally, Sally or any of its Subsidiaries, or (ii) employ or retain or attempt to employ or retain any employee of New Sally, Sally or any of its Subsidiaries that holds the position of officer or field supervisor or higher; provided, however, that the restrictions in this Section 6.13(b) shall not prohibit (A) a general solicitation (such as an advertisement) not specifically directed to any of the employees described in clause (i) or (ii) or (B) efforts by recruiting or employment agencies, provided that such recruiting or employment agencies are not directed to target employees described in clause (i) or (ii).

(c) New Sally Non-Solicitation. New Sally and Sally each agrees that for a period of 30 months following the Closing Date it will not (i) solicit any employee of Alberto-Culver that holds the position of officer or field supervisor or higher to terminate his or her employment relationship with Alberto-Culver or any of the Alberto-Culver Subsidiaries, or (ii) employ or retain or attempt to employ or retain any employee of Alberto-Culver or its Subsidiaries that holds the position of officer or field supervisor or higher; provided, however, that the restrictions in this Section 6.13(c) shall not prohibit (A) a general solicitation (such as an advertisement) not specifically directed to any of the employees described in clause (i) or (ii) or (B) efforts by recruiting or employment agencies, provided that such recruiting or employment agencies are not directed to target employees described in clause (i) or (ii).

Section 6.14 Debt Financing.

(a) Prior to the Distributions Time, Alberto-Culver agrees to use its reasonable best efforts to provide, and to cause its Subsidiaries (including Sally and its Subsidiaries) and its and their respective officers, employees, independent auditors, counsel and other representatives to provide, all timely cooperation reasonably requested by Investor in connection with the arrangement of the Debt Financing and the revolving loan facilities provided for in the Debt Commitment Letters, including (i) participation in meetings with rating agencies, due diligence sessions and road shows, (ii) assisting with the preparation of materials for ratings agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing and the revolving loan facilities provided for in the Debt Commitment Letters, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates (including solvency certificates), legal opinions or documents as may be reasonably requested by Investor, (iv) furnishing Investor and its financing sources with financial and other pertinent information regarding Sally as may be reasonably requested by Investor, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and in compliance with the other rules and regulations promulgated by the SEC and of type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Debt Commitment Letter at the time during Sally’s fiscal year such offerings will be made, including quarterly financial statements for Sally for any financial quarter ended at least 45 days prior to the Closing Date and, if reasonably required by Investor’s financing sources, audited annual financial statements for Sally for the year ending September 30, 2006, if such financial statements would be required by Regulation S-X to be included in a Form S-1 registration statement as of the Closing Date and (v) using reasonable best efforts to obtain accountant’s comfort letters, legal opinions, surveys and title insurance as reasonably requested by Investor; provided, however, that no member of the Alberto-Culver Group or any of their respective officers or employees shall be required to execute any document in connection with this Section 6.14(a), no member of the Alberto-Culver Group or their respective officers or employees shall be required to expend out-of-pocket money in connection with this Section 6.14(a), and none of Sally, New Sally or any of their respective Subsidiaries or any of their respective officers or employees shall be required to or execute any document in connection with this Section 6.14(a) which document would be effective at any time before the time that will be immediately prior to the Distributions Time unless an earlier time would be necessary in order to effect the Debt Financing in which case the applicable document shall be effective at such earlier time and such document shall expressly provide that if the Share Distribution does not occur, such document and each of its provisions shall be of no force or effect ab initio; provided further, that nothing in this Section 6.14(a) will require the cooperation of Alberto-Culver or any of its Subsidiaries or any of their respective officers or employees to the extent that it would unreasonably interfere with the business or operations of Alberto-Culver or any of its Subsidiaries.

(b) Investor shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter (provided that Investor may replace, amend, modify, supplement or restate the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof, or otherwise so long as the terms would not reasonably be expected to adversely impact the ability of Investor or any of its Affiliates or New Sally, Sally or any of their respective Subsidiaries to consummate the Transactions or the likelihood of consummation of the Transactions), including using reasonable best efforts to (i) maintain in effect the Debt Financing commitment, (ii) satisfy all conditions applicable to Investor to obtaining the Debt Financing set forth therein (including by consummating the financing pursuant to the terms of the Equity Commitment Letter) and (iii) consummate the Debt Financing (including utilizing the Interim Loans (as defined in the Debt Commitment Letter)). If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Investor shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources as promptly as practicable following the occurrence of such event, on terms no less favorable (including cost of capital) than the terms described in the Debt Commitment Letter in an amount sufficient (when taken together with the aggregate proceeds contemplated by the Equity Commitment Letter and the portion, if any, of the Debt Financing that remains available under the Debt Commitment Letter on the terms and conditions contemplated therein) to consummate the Transactions; provided that Investor shall not be required to arrange to obtain alternative financing if such Debt Financing has become unavailable as a result of the failure of Alberto-Culver to comply in any material respect with Section 6.14(a) which failure has not been cured within 20 days following written notice to Alberto-Culver. Investor shall give Alberto-Culver prompt notice of any material breach by any party to the Debt Commitment Letter of which Investor becomes aware or any termination of the Debt Commitment Letter.

Investor shall keep Alberto-Culver informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall provide copies of all documents related to the Debt Financing to Alberto-Culver.

Section 6.15 Stockholders Agreement. New Sally and Investor shall take all necessary action to, immediately prior to the Closing Date, execute and deliver to the stockholders of Alberto-Culver named therein the stockholders agreement in the form of Exhibit F (the “Stockholders Agreement”).

Section 6.16 NYSE Listing. Each of Alberto-Culver and New Sally shall use its reasonable best efforts to cause (a) the shares of New Sally Common Stock to be issued in the Alberto-Culver Merger and the shares of New Sally Common Stock to be reserved for issuance upon exercise of New Sally Substitute Options and (b) the shares of New Alberto-Culver Common Stock to be distributed in the Share Distribution and the shares of New Alberto-Culver Common Stock to be reserved for issuance upon the exercise of New Alberto-Culver Options, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.17 Investor Activity. During the period from the date of this Agreement through the Closing Date, Investor shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

Section 6.18 Valuation Firm. Alberto-Culver shall engage a valuation or appraisal firm of national reputation reasonably acceptable to Investor (the “Valuation Firm”) and use its reasonable best efforts to obtain from the Valuation Firm (a) if Alberto-Culver requests, an opinion dated the date the Board of Directors (or similar body) of New Alberto-Culver LLC declares and effects the Sally Distribution in form and substance reasonably satisfactory to the Board of Directors of Alberto-Culver and addressed to the members of the Board of Directors (or similar governing body) of New Alberto-Culver LLC as to the surplus (or similar concept under the DLLCA) of New Alberto-Culver LLC in connection with the declaration of the Sally Distribution, (b) an opinion dated the date the Board of Directors of New Sally declares the Share Distribution and the Cash Distribution and the date or dates on which the Share Distribution and the Cash Distribution are paid in form and substance reasonably satisfactory to the Board of Directors of New Sally and addressed to the members of the Board of Directors of New Sally as to the surplus of New Sally in connection with the declaration of the Cash Distribution and the Share Distribution, (c) an opinion dated the date the Board of Directors of Sally declares and effects any cash dividends to New Sally that may be made in order for New Sally to pay the Cash Distribution in form and substance reasonably satisfactory to the Board of Directors of Sally and addressed to the members of the Board of Directors of Sally as to the surplus of Sally in connection with the declaration of such dividends, (d) an opinion dated the date the Board of Directors of Beauty Systems Group, Inc. (“BSG”) declares and effects any cash dividends to Sally that may be made in order for New Sally to pay the Cash Distribution in form and substance reasonably satisfactory to the Board of Directors of BSG and addressed to the members of the Board of Directors of BSG as to the surplus of BSG in connection with the declaration of such dividends, (e) an opinion dated the date the Board of Directors of Sally Beauty Company, Inc. (“SBC”) declares and effects any cash dividends to Sally that may be made in order for Sally to pay the Cash Distribution in form and substance reasonably satisfactory to the Board of Directors of SBC and addressed to the members of the Board of Directors of SBC as to the surplus of SBC in connection with the declaration of such dividends and (f) an opinion dated the date the Board of Directors of New Sally declares the Share Distribution and the Cash Distribution and the date or dates on which the Share Distribution and the Cash Distribution are paid in form and substance reasonably satisfactory to the Board of Directors of New Sally and addressed to the members of the Board of Directors of New Sally as to the solvency of New Sally and its Subsidiaries immediately after giving effect to the Transactions (the opinion in clause (a), only if requested by Alberto-Culver, and the opinions in clauses (b), (c) and (f) collectively, the “Surplus and Solvency Opinions”). For the avoidance of doubt, Alberto-Culver and its Subsidiaries shall have no obligation to make any capital contribution or loan to any member of the Sally Group or take any other action not expressly required by this Agreement in connection with this Section 6.18. Each of Alberto Culver and New Sally shall be responsible for the payment of 50% of the fees and expenses of the Valuation Firms in connection with the opinions contemplated by this Section 6.18 as provided in Section 2.04(c) of the Separation Agreement (such fees and expenses, the “Valuation Firm Fees”). Notwithstanding the foregoing, members of the Alberto-Culver Group shall not be required to pay in the aggregate an amount in excess of the amount set forth in Section 6.18 to the Alberto-Culver Disclosure Schedule in connection with obtaining the opinions contemplated by this Section 6.18.

Section 6.19 Pre-Closing Estimates. Five days prior to the Closing Date, Alberto-Culver will provide Investor with calculations of the Adjustment Amount included in definition of Adjustment Amount and components thereof, including an estimate of Alberto-Culver Taxes, and the Estimated Required Retained Cash Amount together with such supporting data as Investor may reasonably request.

Section 6.20 Merger Sub Activity. During the period from the date of this Agreement through the Closing Date, Merger Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

Section 6.21 Sole Stockholder Approval. Promptly (and in any event no later than 48 hours) after the execution of this Agreement, New Sally, as the sole stockholder of Merger Sub, shall vote to adopt this Agreement in accordance with the DGCL.

Section 6.22 Affiliates. Not less than 30 days prior to the Closing Date, Alberto-Culver shall deliver to Investor and New Sally a letter identifying all Persons who, in the judgment of Alberto-Culver, may be deemed at the Closing Date, “affiliates” of New Sally for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date of delivery thereof. Alberto-Culver shall use its reasonable best efforts to cause each person identified on such list to deliver to New Sally not less than 15 days prior to the Closing Date, a written agreement mutually agreeable to Investor and Alberto-Culver.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of Investor, Alberto-Culver, Sally and New Sally to effect the Closing Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Alberto-Culver shall have obtained the Alberto-Culver Transaction Approval.

(b) No Injunctions or Restraints, Illegality. No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions shall be pending.

(d) HSR Act. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(e) Foreign Competition Laws. All notifications and filings required under any Foreign Competition Laws to be made prior to the Closing Date to any Governmental Entity, and all consents, approvals and authorizations required by Applicable Laws to be obtained prior to the Closing Date under Foreign Competition Laws in order to effect the Transactions shall have been made or obtained, and all waiting periods applicable to the Transactions under any Foreign Competition Laws, shall have expired or been terminated other than those notifications, filings, consents, approvals and authorizations the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Sally Group, taken as a whole, or the Alberto-Culver Group, taken as a whole.

(f) Effectiveness of the Form S-4, Form 10 and the Proxy Statement. The Form S-4 shall have been declared effective by the SEC in accordance with the Securities Act, the Form 10 shall have been declared effective by the SEC and the Proxy Statement shall have been cleared by the SEC and none shall be the subject of any stop order or proceedings seeking a stop order.

(g) Private Letter Ruling and Tax Opinion.

(i) New Sally shall have received a private letter ruling from the IRS in form and substance reasonably satisfactory to each of Alberto-Culver and Investor to the effect that, on the basis of the facts, representations and assumptions set forth in the written request for such ruling which are consistent with the state of facts existing at the Distributions Time, the Share Distribution will constitute a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Code (the “Private Letter Ruling”) and such ruling shall, as of the Closing Date, remain in full force and effect and shall not have been modified or amended in any respect adversely affecting the Tax consequences set forth therein.

(ii) Alberto-Culver and New Sally shall have received an opinion from Sidley Austin LLP (or other such law firm of national standing) addressed to Alberto-Culver and New Sally, dated the Closing Date, such opinion to be in form and substance reasonably satisfactory to each of Alberto-Culver and Investor (including, for the avoidance of doubt, with respect to any underlying assumptions or representations), to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Distributions Time, the Closing Transactions, taken together, will have the intended tax consequences set forth in clauses (a) and (b) of the second recital to this Agreement with respect to each of the Closing Transactions. In rendering the opinion referred to in the preceding sentence, Sidley Austin LLP (or such other law firm of national standing) may rely as to matters of fact upon the representations contained herein and representations from Alberto-Culver, Sally and other parties (including, but not limited to, any major stockholders of Alberto-Culver and/or Sally) as Sidley Austin LLP (or such other law firm of national standing) may reasonably request for purposes of rendering such opinion.

(h) NYSE Listing. The (i) shares of New Sally Common Stock to be issued in the Alberto-Culver Merger and to be reserved for issuance upon exercise of New Sally Substitute Options and (ii) the shares of New Alberto-Culver Common Stock to be distributed in the Share Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance.

(i) Surplus and Solvency Opinions. The Board of Directors (or similar body) of New Alberto-Culver LLC, if applicable, the Board of Directors of New Sally and the Board of Directors of Sally, as applicable, shall have received the Surplus and Solvency Opinions and such opinions shall not have been withdrawn, modified or rescinded.

Section 7.2 Additional Conditions to Obligations of Investor. The obligations of Investor to effect the Closing Transactions is subject to the satisfaction or waiver by Investor on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Alberto-Culver in Section 4.2(a) (Organization), Section 4.2(b) (Capital Structure), Section 4.2(c)(i) and (v) (Authority; No Conflicts) and Section 4.2(f) (Brokers or Finders) shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) and each of the other representations and warranties of Alberto-Culver set forth in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)), except where the failure of such other representations and warranties to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sally, and Investor shall have received a certificate of Alberto-Culver executed by an executive officer of Alberto-Culver to such effect. Each of the representations and warranties of Alberto-Culver and Sally in Section 4.3(a)(i) (Organization), Section 4.3(b) (Capital Structure), Section 4.3(c)(i) and (iii) (Authority; No Conflicts) and Section 4.3(j)(iv) (Assets/Services) shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) and each of the other representations and warranties of Sally set forth in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)), except where the failure of such other representations and warranties to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sally, and Investor shall have received a certificate of Sally executed by an executive officer of Alberto-Culver and Sally to such effect. Each of the representations and warranties of Alberto-Culver and New Sally in Section 4.4(a) (Organization), Section 4.4(b) (Capital Structure), Section 4.4(c)

(Authority; No Conflicts), and Section 4.4(f) (Status of New Sally Shares) shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)), and each of the other representations and warranties of New Sally set forth in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)), except where the failure of such other representations and warranties to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sally, and Investor shall have received a certificate of New Sally executed by an executive officer of Alberto-Culver and New Sally to such effect.

(b) Performance of Obligations of Alberto-Culver, Sally and New Sally. Alberto-Culver (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, (ii) shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date (other than Section 5.1(a)(i) and Section 6.4(a) with respect to obtaining Alberto-Culver Necessary Consents, Sally Necessary Consents and New Sally Necessary Consents for Contracts or arrangements with any supplier or group of suppliers thereof) that are not so qualified and (iii) shall have performed or complied with Section 5.1(a)(i) and Section 6.4(a) with respect to obtaining Alberto-Culver Necessary Consents, Sally Necessary Consents and New Sally Necessary Consents for Contracts or arrangements with any supplier or group of suppliers thereof except to the extent that failure to perform or comply would not reasonably be expected to have a Material Adverse Effect on Sally, and Investor shall have received a certificate of Alberto-Culver executed by an executive officer of Alberto-Culver to such effect. Sally (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, (ii) shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date (other than Section 5.1(a)(i) and Section 6.4(a) with respect to obtaining Alberto-Culver Necessary Consents, Sally Necessary Consents and New Sally Necessary Consents for Contracts or arrangements with any supplier or group of suppliers thereof) that are not so qualified and (iii) shall have performed or complied with Section 5.1(a)(i) and Section 6.4(a) with respect to obtaining Alberto-Culver Necessary Consents, Sally Necessary Consents and New Sally Necessary Consents for Contracts or arrangements with any supplier or group of suppliers thereof except to the extent that failure to perform or comply would not reasonably be expected to have a Material Adverse Effect on Sally, and Investor shall have received a certificate of Sally executed by an executive officer of Alberto-Culver and Sally to such effect. New Sally (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, (ii) shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date (other than Section 5.1(a)(i) and Section 6.4(a) with respect to obtaining Alberto-Culver Necessary Consents, Sally Necessary Consents and New Sally Necessary Consents for Contracts or arrangements with any supplier or group of suppliers thereof) that are not so qualified and (iii) shall have performed or complied with Section 5.1(a)(i) and Section 6.4(a) with respect to obtaining Alberto-Culver Necessary Consents, Sally Necessary Consents and New Sally Necessary Consents for Contracts or arrangements with any supplier or group of suppliers thereof except to the extent that failure to perform or comply would not reasonably be expected to have a Material Adverse Effect on Sally, and Investor shall have received a certificate of New Sally executed by an executive officer of Alberto-Culver and New Sally to such effect.

(c) Transaction Agreements. The Transaction Agreements contemplated to be in effect at such time shall be in full force and effect and each of Alberto-Culver, Sally and New Sally shall have performed or complied with, in all material respects, the obligations required to be performed or complied with by it under the Transaction Agreements at or prior to the Closing Date.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on Sally.

(e) Transaction Fee. New Sally shall have authorized payment to CD&R of the Transaction Fee.

Section 7.3 Additional Conditions to Obligations of Alberto-Culver, Sally and New Sally. The obligations of Alberto-Culver, Sally and New Sally to effect the Closing Transactions are subject to the satisfaction or waiver by Alberto-Culver, Sally and New Sally on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Investor in Section 4.1(a) (Organization, Standing and Power), Section 4.1(b)(i) (Authority; No Conflicts), Section 4.1(e) (Brokers or Finders) and Section 4.1(f) (Financing) shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) and each of the other representations and warranties of Investor set forth in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Investor, and Alberto-Culver, Sally and New Sally shall have received a certificate of Investor executed by an executive officer of Investor to such effect.

(b) Performance of Obligations of Investor. Investor shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Alberto-Culver, Sally and New Sally shall have received a certificate of Investor executed by an executive officer of Investor to such effect.

(c) Transaction Agreements. The Transaction Agreements contemplated to be in effect at such time shall be in full force and effect and Investor shall have performed or complied with, in all material respects, the obligations required to be performed or complied with by it under the Transaction Agreements at or prior to the Closing Date.

(d) Financing Notice. Alberto-Culver shall have been advised, in a manner reasonably acceptable to Alberto-Culver, by (x) Investor and the Lead Agent and Underwriters with respect to the Debt Financing, that all conditions to closing of the Debt Financing have been satisfied and that the Lead Agent and Underwriters with respect to the Debt Financing are prepared to close the Debt Financing and (y) Investor and the Equity Fund, that all conditions to the closing of the Equity Financing have been satisfied and Investor and the Equity Fund with respect to the Equity Financing are prepared to close the Equity Financing.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the Alberto-Culver Transaction Approval:

(a) by the mutual written consent of Alberto-Culver and Investor;

(b) by either Alberto-Culver or Investor if the Closing Date shall not have occurred on or before April 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party that has breached in any material respect any of its obligations under this Agreement (including such party’s obligations set forth in Section 6.4 but excluding, in the event of a Debt Receipt Failure, Investor’s obligations under Section 2.1) that has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date;

(c) by either Alberto-Culver or Investor if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by either Alberto-Culver or Investor if at the Alberto-Culver Stockholders Meeting the Alberto-Culver Transaction Approval shall not have been obtained;

(e) by Investor, if (i) (A) the Board of Directors of Alberto-Culver shall have failed to make the Alberto-Culver Recommendation (other than as a result of the Board of Directors of Alberto-Culver in good faith concluding (after consultation with its outside legal counsel and the Valuation Firm) that the conditions set forth in Section 7.1(i) are not reasonably capable of being satisfied on or before the Termination Date based on facts available to the Board of Directors of Alberto-Culver at the time of such conclusion) or (B) the Board of Directors of Alberto-Culver or a committee thereof shall have made a Change in the Alberto-Culver Recommendation (other than as a result of the Board of Directors of Alberto-Culver in good faith concluding (after consultation with its outside legal counsel and the Valuation Firm) that the conditions set forth in Section 7.1(i) are not reasonably capable of being satisfied on or before the Termination Date based on facts available to the Board of Directors of Alberto-Culver at the time of such conclusion) (or resolved or publicly proposed to take any such action referred to in clause (A) or (B)), in each case, whether or not permitted by the terms hereof, (ii) Alberto-Culver shall have breached its obligations under this Agreement by reason of a failure to call and hold the Alberto-Culver Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 6.1(a), (iii) the Board of Directors of Alberto-Culver or a committee thereof shall have approved, recommended or accepted an Alberto-Culver Acquisition Proposal (or resolved or publicly proposed to do so) or (iv) a tender or exchange offer relating to securities of Alberto-Culver shall have been commenced by a Person unaffiliated with Investor, and Alberto-Culver shall not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement that Alberto-Culver recommends rejection of such tender or exchange offer;

(f) by Alberto-Culver, if (i) Investor shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) are not capable of being satisfied on or before the Termination Date or (ii) the Board of Directors of Alberto-Culver in good faith concludes (after consultation with its outside legal counsel and the Valuation Firm) that the conditions set forth in Section 7.1(i) related to one or more of the Surplus and Solvency Opinions contemplated by Sections 6.18(a), (b) and/or (f) are not reasonably capable of being satisfied on or before the Termination Date based on facts available to the Board of Directors of Alberto-Culver at the time of such conclusion;

(g) by Investor, if New Sally, Alberto-Culver or Sally shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) are not capable of being satisfied on or before the Termination Date; or

(h) by Alberto-Culver prior to the receipt of the Alberto-Culver Transaction Approval, if (i) the Board of Directors of Alberto-Culver authorizes Alberto-Culver, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Alberto-Culver Proposal and Alberto-Culver notifies Investor in writing that it intends to enter into such an agreement and (ii) Alberto-Culver prior to or concurrently with such termination pays to Investor in immediately available funds $60,000,000 pursuant to Section 8.2(e). Alberto-Culver agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the fifth Business Day after it has provided the notice to Investor required thereby, and then only if the definitive agreement referred to in clause (i) above continues to constitute a Superior Alberto-Culver Proposal in light of any amendments that Investor has proposed in writing to make to the terms of this Agreement prior to such time, and (y) to notify Investor promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.

Section 8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Alberto-Culver or Investor as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Investor, Alberto-Culver, Merger Sub, New Sally or Sally or their respective Subsidiaries, officers or directors under this Agreement, except that the second and third sentences of Section 6.3, Section 6.6, this Section 8.2 and Article IX shall survive such termination.

(b) If (i) (A) either Alberto-Culver or Investor shall terminate this Agreement pursuant to Section 8.1(b) without the stockholder vote by the stockholders of Alberto-Culver on the Transactions (including the Share Issuance and the Alberto-Culver Merger) having occurred, (B) Investor shall terminate this Agreement pursuant to Section 8.1(g) as a result of any intentional breach or failure to perform by Alberto-Culver (unless covered by clause (d) below) or (C) either Alberto-Culver or Investor shall terminate this Agreement pursuant to Section 8.1(d) and (ii) at any time after the date of this Agreement and before any such termination, an Alberto-Culver Acquisition Proposal shall have been publicly announced, become publicly known or otherwise been publicly communicated to the senior management, Board of Directors or stockholders of Alberto-Culver (whether or not conditional), which Alberto-Culver Acquisition Proposal shall be pending at the Termination Date (in the case of termination pursuant to Section 8.1(b)), at the time of the breach (in the case of termination pursuant to Section 8.1(g)) or at the time of the Alberto-Culver Stockholders Meeting (in the case of termination pursuant to Section 8.1(d)), or any Person shall have publicly announced or it shall have become publicly known or otherwise been publicly communicated to the senior management, Board of Directors or stockholders of Alberto-Culver (whether or not withdrawn) that, subject to the Alberto-Culver Transaction Approval not being obtained or the Transactions being otherwise rejected by the stockholders of Alberto-Culver or this Agreement being terminated, such Person will make an Alberto-Culver Acquisition Proposal, then (I) if within twelve months after such termination (the “Alberto-Culver Lookback Period”), Alberto-Culver or any of its Subsidiaries consummates any Alberto-Culver Acquisition Proposal without entering into a definitive agreement with respect to such Alberto-Culver Acquisition Proposal, Alberto-Culver shall promptly, but in no event later than the date of such consummation, pay Investor an amount equal to $60,000,000 by wire transfer of immediately available funds, and (II) if Alberto-Culver or any of its Subsidiaries enters into a definitive agreement with respect to an Alberto-Culver Acquisition Proposal during the Alberto-Culver Lookback Period, Alberto-Culver shall promptly, but in no event later than the date of the entry by Alberto-Culver or any of its Subsidiaries into such definitive agreement, pay Investor an amount equal to $30,000,000 and shall pay Investor an amount equal to $30,000,000 on the date of the consummation of the Alberto-Culver Acquisition Proposal described in this clause (II) (including as such Alberto-Culver Acquisition Proposal is amended, modified, restated or otherwise restructured, including to add, or substitute for the Person who was a party to the definitive agreement described in this clause (II), an Affiliate of such Person) (whether or not the consummation of such Alberto-Culver Acquisition Proposal occurred during the Alberto-Culver Lookback Period), in each case, by wire transfer of immediately available funds. For purposes of clauses (I) and (II) of this Section 8.2(b), references to 25% in the definition of Alberto-Culver Acquisition Proposal shall be deemed to be references to 50%. For the avoidance of doubt, a tax-free distribution of shares of Sally Common Stock or other equity interest of any other Person controlled by Alberto-Culver or any of its Affiliates that owns and/or operates the Sally Business, which distribution is not part of a transaction or series of transactions by which a Person that is not an Affiliate of

Alberto-Culver or any of its Subsidiaries acquires any capital stock or other equity interest in Sally or such other entity, shall not be deemed an Alberto-Culver Acquisition Proposal.

(c) If Investor shall terminate this Agreement pursuant to Section 8.1(e)(i) and shall not have delivered a Force the Alberto-Culver Vote Notice or pursuant to Section 8.1(e)(ii), Alberto-Culver shall pay Investor an amount equal to $60,000,000.

(d) If Investor shall terminate this Agreement pursuant to Section 8.1(e)(iii) or (iv), Alberto-Culver shall pay Investor an amount equal to $60,000,000.

(e) If Alberto-Culver shall terminate this Agreement pursuant to Section 8.1(h), Alberto-Culver shall promptly, but in no event later than the date of such termination, pay Investor an amount equal to $60,000,000 by wire transfer of immediately available funds.

(f) In the event that (i) (A) the conditions precedent set forth in Sections 7.1 (other than in respect of the failure to have received the Surplus and Solvency Opinion contemplated by Section 6.18(c) if such failure relates solely to one or more of the effects, changes, circumstances or developments described in clause (A) through clause (I) of the definition of Material Adverse Effect) and 7.2 are satisfied or waived (other than those conditions that by their nature cannot be satisfied until Closing and/or cannot be satisfied because of a Debt Receipt Failure) and (B) the proceeds of the Debt Financing or any alternative debt financing meeting the requirements of Section 6.14(b) have not been obtained (a “Debt Receipt Failure”), and (ii) this Agreement is terminated by Alberto-Culver pursuant to Section 8.1(f)(i) or by either Alberto-Culver or Investor pursuant to Section 8.1(b), Investor shall pay to Alberto-Culver an amount equal to $60,000,000.

(g) If this Agreement is terminated by Alberto-Culver pursuant to Section 8.1(f)(i) on the basis of an intentional breach by Investor, Investor shall pay to Alberto-Culver an amount equal to $60,000,000.

(h) If this Agreement is terminated by Investor pursuant to Section 8.1(g) on the basis of an intentional breach by Alberto-Culver, Alberto-Culver shall pay to Investor an amount equal to $60,000,000.

(i) The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, (i) if Investor fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, Alberto-Culver commences a suit which results in a judgment against Investor for payment of the fee set forth in this Section 8.2, Investor shall pay to Alberto-Culver its reasonable attorneys’ fees and expenses in connection with such suit, together with interest on the amount of such fee from the date such payment is required to be made until the date such payment is actually made and (ii) if Alberto-Culver fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, Investor commences a suit which results in a judgment against Alberto-Culver for the fee set forth in this Section 8.2, Alberto-Culver shall pay to Investor its reasonable attorneys’ fees and expenses in connection with such suit, together with interest on the amount of such fee from the date such payment is required to be made until the date such payment is actually made. Interest under this Section 8.2(i) shall be paid at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(j) The Parties hereby agree that the amounts payable by Investor pursuant to Section 8.2 or by the Equity Fund pursuant to the Limited Guarantee shall be the sole and exclusive remedy of Alberto-Culver, Merger Sub, Sally or New Sally against Investor, the Equity Fund or any of their respective stockholders, partners, members, directors, officers, employees or agents for any losses or damages suffered by Alberto-Culver, Merger Sub, Sally or New Sally as a result of the failure of the Transactions to be consummated, and upon payment of the amounts payable by Investor pursuant to this Section 8.2 or by the Equity Fund pursuant to the Limited Guarantee, none of Investor, the Equity Fund or any of their respective stockholders, partners, members, directors, officers, employees or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Parties hereby agree that the amounts payable by Alberto-Culver pursuant to this Section 8.2 shall be the sole and exclusive remedy of Investor, the Equity Fund or any of their respective stockholders, partners, members, directors, officers, employees or agents against Alberto-Culver, its Subsidiaries and its and their respective stockholders, partners, members, directors, officers or agents for any losses or damages suffered by Investor, the Equity Fund, any of their Affiliates or any of their respective stockholders, partners, members, directors, officers, employees or agents as a result of the failure of the Transactions to be consummated, and upon payment of the amounts payable by Alberto-Culver pursuant to this Section 8.2, none of Alberto-Culver, its Subsidiaries or any of its or their respective stockholders, partners, members, directors, officers, employees or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(k) For purposes of this Section 8.2, each of the parties hereto acknowledges that this Agreement may only be deemed to be terminated by a party hereto pursuant to a single subsection of Section 8.1.

(l) Other than a payment required under Section 8.2(b) or Section 8.2(e), all payments pursuant to this Article VIII shall be made by the applicable Party as promptly as reasonably practicable (and, in any event, within three Business Days) following the date of termination of this Agreement pursuant to this Article VIII by wire transfer of immediately available funds.

Section 8.3 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement and the Transactions by the stockholders of Alberto-Culver, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.4 Extension; Waiver. Subject to Applicable Law, at any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of other parties contained herein or in any document delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. This Article IX and the agreements of Alberto-Culver, New Sally, Sally and Investor, contained in Section 3.6 (Exchange of Shares), Section 3.8 (Post Transaction Matters), Section 6.4(a) (last sentence) (Reasonable Best Efforts), Section 6.6 (Fees and Expenses), Section 6.10(b)(y) and Section 6.10(d) (last sentence) (Private Letter Ruling; Tax-Free Reorganization Treatment; Pre-Distribution Tax Returns; Dividend Withholding), Section 6.12 (Employee Benefits Matters) and Section 6.13 (Non-Competition; Non-Solicitation) shall survive the Closing Date. All other representations, warranties, covenants and agreements in this Agreement shall not survive the Closing Date.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the date received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Alberto-Culver or Merger Sub or, prior to the Closing Date, to Sally or New Sally to:

Alberto-Culver Company

2525 Armitage Avenue

Melrose Park, Illinois 60160

Fax: (708) 450-2511

Attention: Chief Executive Officer

                 Senior Vice President and General Counsel (with a separate notice to each such person)

with a copy to:

Sidley Austin LLP

One S. Dearborn Street

Chicago, Illinois 60603

Fax: (312) 853-7036

Attention: Frederick C. Lowinger, Esq.

                 David J. Zampa, Esq.

(b) if to Investor, or on or after the Closing Date, to Sally or New Sally, to:

CDRS Acquisition LLC

c/o Clayton, Dubilier & Rice Fund VII, L.P.

1403 Foulk Road, Suite 106

Wilmington, DE 19803

Fax: (302) 427-7398

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 909-6836

Attention: Paul S. Bird, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

Section 9.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, the Confidentiality Agreement, the Transaction Agreements and the exhibits and schedules hereto and thereto and the other agreements and instruments of the parties delivered in connection herewith and therewith constitute the entire agreement and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, if the Closing occurs, Sections 6.13(b) and (c) supersede the corresponding provisions in the Confidentiality Agreement.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except to the extent provided in Section 8.2(j).

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

Section 9.8 Assignment. This Agreement shall not be assignable by operation of law or otherwise and any purported assignment in violation of this Agreement is null and void, provided, that any of the Sally Parties may assign this Agreement and all of its rights hereunder to its lenders and debt providers for collateral security purposes, and provided, further, that Investor may assign all or a portion of its rights hereunder to CD&R Parallel Fund VII, L.P. a Cayman Islands exempted limited partnership (“CD&R Parallel”) provided that, notwithstanding any such assignment, (i) Investor shall remain liable to perform all of its obligations hereunder and (ii) CD&R Parallel shall execute and deliver to each of the other parties hereto an agreement, in form and substance reasonably satisfactory to Alberto-Culver, agreeing to be bound by the terms of this Agreement and making representations with respect to itself set forth in Section 4.1(g), (h) and (i).

Section 9.9 Submission to Jurisdiction; Waivers. (a) Each of Investor, Alberto-Culver, Sally and New Sally irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Transactions, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Investor, Alberto-Culver, Merger Sub, Sally and New Sally hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

(b) Each of Investor, Alberto-Culver, Merger Sub, Sally and New Sally hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the Transactions, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Applicable Laws, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Disclosure Schedule. The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to Alberto-Culver, Merger Sub, Sally or any Subsidiary of the foregoing, as applicable.

Section 9.12 Mutual Drafting. This Agreement shall be deemed to be the joint work product of Investor, Alberto-Culver, Merger Sub, Sally and New Sally and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary

NEW ARISTOTLE COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	President

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
Name:	Gary Winterhalter
Title:	President

NEW SALLY HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	President

CDRS ACQUISITION LLC

By:	/s/ Richard J. Schnall
Name:	Richard J. Schnall
Title:	President

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